                                                                     EXHIBIT 2.1



                           PURCHASE AND SALE AGREEMENT

                                      AMONG

                           ORION REFINING CORPORATION,

                            VALERO ENERGY CORPORATION

                                       AND

                      VALERO REFINING--NEW ORLEANS, L.L.C.

                                      DATED

                                  MAY 13, 2003

                                TABLE OF CONTENTS

Page
----
ARTICLE I DEFINITIONS ......................................................................       1
Section 1.1  Definitions ...................................................................       1
Section 1.2  Other Defined Terms ...........................................................      11
Section 1.3  Construction ..................................................................      11

ARTICLE II PURCHASE AND SALE OF ASSETS .....................................................      11
Section 2.1  Purchase and Sale of Assets ...................................................      11
Section 2.2  Excluded Liabilities ..........................................................      13

ARTICLE III CLOSING; INVENTORY ADJUSTMENT ..................................................      13
Section 3.1  Closing .......................................................................      13
Section 3.2  Closing Deliveries ............................................................      13
Section 3.3  Seller Inventory Adjustment ...................................................      14
Section 3.4  Earn Out ......................................................................      15
Section 3.5  Taxes, Utilities, Etc .........................................................      16
Section 3.6  Escrow Agreement ..............................................................      18

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER ........................................      18
Section 4.1  Organization and Qualification ................................................      18
Section 4.2  Authority Relative to Agreements ..............................................      18
Section 4.3  Conflicts and Approvals .......................................................      19
Section 4.4  Title to Assets ...............................................................      19
Section 4.5  Assumed Contracts .............................................................      19
Section 4.6  Authorizations ................................................................      20
Section 4.7  Compliance with Law ...........................................................      20
Section 4.8  Environmental Matters .........................................................      20
Section 4.9  Insurance .....................................................................      21
Section 4.10 Labor Matters .................................................................      21
Section 4.11 Taxes .........................................................................      21
Section 4.12 No Brokers ....................................................................      21
Section 4.13 Licenses ......................................................................      21
Section 4.14 Foreign Person ................................................................      21
Section 4.15 Foreign Trade Zone ............................................................      21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND VALERO................................      22
Section 5.1  Organization and Qualification ................................................      22
Section 5.2  Authority Relative to Agreements ..............................................      22
Section 5.3  Conflicts and Approvals .......................................................      22
Section 5.4  Litigation ....................................................................      23
Section 5.5  No Brokers ....................................................................      23
Section 5.6  Preferred Stock ...............................................................      23
Section 5.7  Capital Stock .................................................................      23
Section 5.8  Financial Statements ..........................................................      23
Section 5.9  Absence of Certain Changes ....................................................      24

Section 5.10 SEC Filings ...................................................................      24
Section 5.11 Regulation as a Utility .......................................................      24
Section 5.12 Takeover Statutes .............................................................      24

ARTICLE VI COVENANTS .......................................................................      25
Section 6.1  Operation of the Business .....................................................      25
Section 6.2  Appropriate Action; Consents; Filings .........................................      26
Section 6.3  Employee Benefit Matters ......................................................      28
Section 6.4  UOP Claim .....................................................................      30
Section 6.5  Public Announcements ..........................................................      30
Section 6.6  Expenses ......................................................................      30
Section 6.7  Foreign Trade Zone ............................................................      30
Section 6.8  Further Assurances ............................................................      30
Section 6.9  Cure Amount Determination .....................................................      30
Section 6.10 Valero Guaranty ...............................................................      31
Section 6.11 Post-Closing Access; Transition Personnel Arrangements ........................      31
Section 6.12 Sales and Use Tax Matters .....................................................      32

ARTICLE VII CLOSING CONDITIONS .............................................................      33
Section 7.1  Conditions to Obligations of Each Party Under This Agreement ..................      33
Section 7.2  Additional Conditions to Seller's Obligations .................................      33
Section 7.3  Additional Conditions to Buyer's Obligations ..................................      33

ARTICLE VIII TERMINATION ...................................................................      37
Section 8.1  Termination ...................................................................      37
Section 8.2  Effect of Termination Under Section 8.1 .......................................      37

ARTICLE IX MISCELLANEOUS ...................................................................      38
Section 9.1  Independent Investigation; Scope of Representations and Warranties of Seller...      38
Section 9.2  Indemnification ...............................................................      39
Section 9.3  Amendment .....................................................................      44
Section 9.4  Waiver ........................................................................      44
Section 9.5  Notices .......................................................................      44
Section 9.6  Headings ......................................................................      45
Section 9.7  Severability ..................................................................      45
Section 9.8  Entire Agreement ..............................................................      45
Section 9.9  Assignment ....................................................................      45
Section 9.10 Parties in Interest ...........................................................      46
Section 9.11 Failure or Indulgence Not Waiver ..............................................      46
Section 9.12 Disclosure Schedule ...........................................................      46
Section 9.13 Governing Law .................................................................      46
Section 9.14 Counterparts ..................................................................      46
Section 9.15 Buyer's Like Kind Exchange ....................................................      46

ARTICLE X SPECIAL PROVISIONS ...............................................................      47
Section 10.1 Motion to Approve Agreement and Transaction ...................................      47

Section 10.2 Break-Up Fee and Expense Reimbursement ........................................      47
Section 10.3 Disclosure ....................................................................      47

Exhibits:

1.1-A         Certificate of Designations
1.1-B         Escrow Agreement
1.1-C         Inventory Sale Agreement
2.1(a)        Land
2.1(c)        Personalty
3.2(a)        Act of Sale
3.2(b)        Bill of Sale, Assignment and Assumption Agreement
3.2(i)        Registration Rights Agreement
3.3(b)        Seller Inventory Calculation
3.4           Earn Out
10.1          Sales Procedures and Sale Motion
10.2          Sales Procedures Order
10.3          Sale Order

Schedules to Seller Disclosure Schedule:

1.1-A         Certain Assumed Contracts
1.1-B         Possible Assumed Contracts
1.1-C         Assumed Licenses
1.1-D         Certain Excluded Assets
3.5(a)        Tax Prorations
4.3(B)        Third Person Consents
4.3(C)        Governmental Authorizations
4.8           Environmental Matters
4.9           Insurance
4.11          Tax Liens
6.1           Certain Exceptions to Covenants

                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of May 13, 2003 (the "Effective Date"), by and among ORION REFINING CORPORATION, a Delaware corporation ("Seller"), VALERO ENERGY CORPORATION, a Delaware corporation ("Valero") and VALERO REFINING--NEW ORLEANS, L.L.C., a Delaware limited liability company ("Buyer").

                                    RECITALS

         Immediately prior to Seller's execution of this Agreement on the date hereof, Seller filed for bankruptcy protection (the "Seller Bankruptcy") under chapter 11 of Title 11, U.S. Code, as amended (the "Bankruptcy Code") in the United States Bankruptcy Court for the State of Delaware (the "Bankruptcy Court").

         Seller desires to sell, and Buyer desires to purchase, the Assets.

         The sale of the Assets to Buyer, subject to the terms and conditions of this Agreement, has been duly approved by the Board of Directors of Seller, Buyer and Valero.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:

         "Aggregate Purchase Price" has the meaning given such term in
Section 3.2.

         "Agreed Rate" means the rate of interest published by The Wall Street Journal as one month LIBOR on the Closing Date plus 112.5 basis points (1.125%), such rate to change each month on the monthly anniversary date of the Closing Date based on the quotation of one-month LIBOR in The Wall Street Journal.

         "Agreement" has the meaning given such term in the first paragraph hereof.

         "Assets" has the meaning given such term in Section 2.1.

         "Assumed Contracts" means (i) those contracts listed on Schedule 1.1-A of the Seller Disclosure Schedule to which Seller is a party related to the Assets or the Business, (ii) those contracts listed on Schedule 1.1-B of the Seller Disclosure Schedule, except for such deletions to such list which Buyer designates to Seller prior to Closing, and (iii) all rights of Seller as licensee under those licenses of intellectual property of another Person listed on Schedule 1.1-C, together with all applications and registrations with respect thereto, to the extent used by Seller in connection with the ownership and operation of the Refinery, in each case only to the extent they are executory contracts on the Closing Date.

         "Assumed Environmental Liabilities" means all environmental remediation obligations of Seller associated with the Land or land immediately adjacent to the Land, whether known or unknown and whether accruing before or after the Closing, except claims asserted in connection with the offsite transportation and disposal prior to Closing of wastes containing Hazardous Materials generated at the Refinery or otherwise in connection with the Business.

         "Assumed Liabilities" means:

         (a)      Assumed Environmental Liabilities;

         (b) the Settlement Agreement between Seller and the Louisiana Department of Environmental Quality entered into on September 5, 2002, becoming final and binding on December 30, 2002; and

         (c) all obligations and liabilities under the Assumed Contracts for the period after 2:59 a.m. Central Time on the Closing Date.

         "Authorization" means any franchise, permit, license, authorization, order, certificate, registration, or other consent or approval granted by any Governmental Authority.

         "Bankruptcy Code" has the meaning given such term in the first recital of this Agreement.

         "Bankruptcy Court" has the meaning given such term in the first recital of this Agreement.

         "Benefit Plan" means (i) any "employee benefit plan," as such term is defined in Section 3(3) of ERISA, (ii) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, or other stock plan (whether qualified or nonqualified), (iii) any bonus, deferred compensation, or incentive compensation plan, and (iv) any other severance agreement, plan, program, policy, or arrangement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday, and sick or other leave policies,
(b) workers compensation insurance, and (c) directors' and officers' liability insurance.

         "Business" means the business related to the Assets conducted by Seller.

         "Business Day" means a 24-hour period ending at 5:00 p.m. EST on a weekday on which banks are open for general commercial business in New York.

         "Buyer" has the meaning given such term in the first paragraph of this Agreement.

         "Buyer Covered Loss" has the meaning given such term in Section 9.2(c).

         "Buyer Plan" has the meaning given such term in Section 6.3(a).

         "Buyer's Savings Plan" has the meaning given such term in Section
6.3(d).

         "Cash Purchase Price" has the meaning given such term in Section
3.2(d).

         "Certificate of Designation" means the certificate designating the shares of Preferred Stock substantially in the form of Exhibit 1.1-A.

         "Claim Notice" has the meaning given such term in Section 9.2(e).

         "Closing" has the meaning given such term in Section 3.1.

         "Closing Condition" means each of the conditions to the Closing set forth in Article VII.

         "Closing Date" means the date on which the Closing occurs.

         "Closing Permitted Encumbrances" means:

                  (i) easements, leases, reservations, or other rights of others in, or minor defects and irregularities in title that do not materially impair the use of, the encumbered property or assets for the purposes for which they are held; and

                  (ii) any Lien or privilege vested in any lessor, licensor or permittor for rent or other obligations solely related to the period after the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the Amended and Restated Confidentiality Agreement dated as of March 5, 2002, by and between Seller and Valero.

         "Counterparty" shall have the meaning set forth in Section 6.9.

         "CPA Firm" has the meaning given such term in Section 3.3(d).

         "Cure Amount" means the amount of cash required for the cure or compensation necessary to assume and assign, a contract or agreement, pursuant to the requirements of Section 365(b) of the Bankruptcy Code.

         "Department of Revenue Claim" means all claims of Seller against the Department of Revenue, State of Louisiana, relating to enterprise zone tax credits accruing prior to the Closing Date, including those as described in filings made by Seller in Suit No. 501828, Div. "27" pending in the 19th Judicial District Court for the Parish of East Baton Rouge, State of Louisiana.

         "Earn Out Amount" shall have the meaning set forth in Section 3.4(a).

         "Earn Out Payment" shall mean for any Earn Out Year, the excess of the 2-1-1 Crack Spread over the Base Crack Spread determined in the manner specified in (and as such terms are defined in) Exhibit 3.4.

         "Earn Out Period" shall mean the seven year period commencing on either September 1, 2003 or January 1, 2004, at Seller's option designated in writing to Buyer on or before the Closing Date; provided that if no such designation is made, the Earn Out Period shall commence on January 1, 2004.

         "Earn Out Year" shall mean any one-year period commencing on the first day of the Earn Out Period or on any anniversary thereof during the Earn Out Period.

         "Effective Date" has the meaning given such term in the first paragraph of this Agreement.

         "Election Period" has the meaning given such term in Section 9.2(e).

         "Environmental Law" means any Law pertaining to health (with respect to exposure to Hazardous Materials) or the environment currently in effect in any or all jurisdictions in which Seller owns or has owned property or conducts or has conducted business, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, and any state and local Laws implementing or comparable to the foregoing federal Laws.

         "Environmental Permit" means any Authorization with respect to the Business or the Assets under any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Account" means the escrow account established in accordance with the Escrow Agreement.

         "Escrow Agent" means Wilmington Trust Company, in its capacity as Escrow Agent under the Escrow Agreement.

         "Escrow Agreement" means the Escrow Agreement substantially in the form of Exhibit 1.1-B dated as of the date of this Agreement among the Escrow Agent, Buyer, and Seller.

         "Estimated MSCG Inventory Amount" has the meaning given such term in the Inventory Sale Agreement.

         "Estimated Seller Inventory Amount" means 90% of Seller's good faith estimate of the value of the Seller Inventory on the Closing Date, prepared on the basis of an inventory conducted on the Closing Date, and valued on the same basis as specified for the Seller Inventory Amount in Exhibit 3.3(b).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" means (i) all cash and cash equivalents, (ii) the UOP Claim, (iii) accounts receivable, (iv) prepaid expenses, (v) exchange imbalances, (vi) other current assets other than Inventory, (vii) all rights related to the ownership of the Assets or the operation of the Business prior to 2:59 a.m. Central Time on the Closing Date, including litigation claims and claims under insurance policies (including director and officer liability policies), (viii) all rights and powers of a trustee and debtor-in-possession against any Person whatsoever, including all avoidance powers granted to Seller or its bankruptcy estate under the Bankruptcy Code and all causes of action and remedies granted pursuant to Section 502, 510, 541, 544, 545, 547 through 551 and 553 of the Bankruptcy Code, (ix) all deposits and escrow accounts provided to contract parties for credit enhancement or to secure obligations except the GATX Environmental Escrow Account, (x) rights and obligations under contracts to which Seller is a party or related to the Assets that are not Assumed Contracts,
(xi) deposits, (xii) tax refunds and benefits, (xiii) the Department of Revenue Claim, (xiv) all real and personal property located in Houston, Texas except books and records related to the Refinery other than Restricted Information and
(xv) those assets identified on Schedule 1.1-D of the Seller Disclosure
Schedule.

         "Excluded Liabilities" means all liabilities, obligations, claims, costs, penalties and expenses related to the Business for the period prior to 2:59 a.m. Central Time on the Closing Date whether known or unknown, contingent or otherwise, excluding Assumed Liabilities, but including the following:

         (a)      All indebtedness for borrowed money of Seller;

         (b) All guarantees of third party obligations by Seller and reimbursement obligations to guarantors of Seller's obligations or under letters of credit;

         (c) All Taxes imposed (i) on the Business or Assets that are properly attributable to any period, or portion thereof, ending on or before the Closing Date and (ii) on the Seller regardless of whether attributable to periods ending before, on or after the Closing Date;

         (d) Except to the extent constituting Assumed Liabilities, all actions, suits, proceedings, arbitrations or investigations pending against Seller on or before the Closing Date or relating to the Business or Assets prior to the Closing Date even if instituted after the Closing Date;

         (e) All liabilities of Seller to any owner or former owner of capital stock or warrants, holder of indebtedness for borrowed money, or current or former officer or director of Seller;

         (f) Except as provided in Section 6.3, any liabilities or obligation: (i) for salary, wages, benefits, vacation, supplies or overhead for or on behalf of any current or former employees of Seller pertaining to their employment by Seller at the Assets, (ii) to the extent arising out of acts or omissions prior to Closing with respect to any Seller Benefit Plan, employee practices or programs, including employee claims of wrongful discharge or discrimination, (iii) severance liabilities of Seller and any other obligations of Seller under employment contracts for any employees of Seller, and (iv) any change of control amounts due from Seller and payable to any Retained Employees or Transferred Employees as a result of the transactions contemplated by this Agreement;

         (g)      drafts or checks outstanding at the Closing;

         (h) any claims related to Excluded Assets, including contracts that are not Assumed Contracts;

         (i) obligations under any futures contracts, options on futures, swap agreements or forward sale agreements; and

         (j)      Retained Environmental Liabilities.

         "Filed SEC Documents" means the SEC Documents filed with the SEC and publicly available as of the date of this Agreement.

         "GATX Environmental Escrow Account" means that escrow account established pursuant to the Environmental Escrow Agreement dated September 19, 1997, and any amendments or restatements thereto, among Seller, GATX Terminals Corporation, and First National Bank of Commerce, as escrow agent.

         "Governmental Authority" means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court, or arbitral tribunal, including any multinational authority having governmental or quasi-governmental powers; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government.

         "Hazardous Materials" means those pollutants, contaminants, chemicals or toxic, hazardous, or petroleum hydrocarbon substances or wastes that are regulated under applicable Environmental Laws.

         "Holdback Amount" means $20,000,000 in stated value of Preferred Stock (800,000 shares).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HSR Fee" means $280,000.

         "Indemnified Party" has the meaning given such term in Section 9.2(e).

         "Indemnity Notice" has the meaning given such term in Section 9.2(e).

         "Intellectual Property" has the meaning given such term in Section 2.1(e).

         "Inventory" means the MSCG Inventory and the Seller Inventory.

         "Inventory Sale Agreement" means the Inventory Sale Agreement substantially in the form of Exhibit 1.1-C dated as of the date hereof among Seller, Buyer, Valero, and MSCG.

         "knowledge" means, when used with respect to Seller, the actual knowledge of S. Clark Johnson, Eric E. Bluth, Lynn Bourdon, Richard Rayzor, or Roberta Rossi or, but only to their actual knowledge with respect to their areas of responsibility at Seller, the actual knowledge of Aubrey Marchand, Mark Bowen, Richard Price, Troy Champeaux, Susan Nelson, Dan McCormick, Gary Sorrells, or Richard Kaminski, and, when used with respect to Buyer, the actual knowledge of Mike Ciskowski, Jason Fraser, Chris Quinn, Kimberly Bowers, or the chief financial officer of Valero.

         "Land" has the meaning given such term in Section 2.1(a).

         "Law" means any applicable law, statute, or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any regulation, policy, protocol, proclamation, or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable judgment, order, decree, or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

         "Lien" means any mortgage, pledge, security interest, lien, encumbrance or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

         "Material Adverse Effect" means any condition, circumstance, event, change, or effect that (i) when used with respect to the Assets, would reasonably be expected to cause loss or liability in excess of $3,000,000 with respect to the Assets after the Closing or (ii) when used with respect to the ability of a Person to perform its obligations under this Agreement, would reasonably be expected to materially and adversely affect such ability; provided, however, that in no event shall any condition, circumstance, event, change, or effect arising from any of the following be deemed to constitute a Material Adverse Effect: (A) entering into this Agreement or the announcement of the transactions contemplated by this Agreement, including the filing and continuation of the Seller Bankruptcy and any insolvency or lack of liquidity of Seller, and any reasonably anticipated effects of any thereof, (B) United States or global regulatory or political conditions, (C) changes in the United States or global economy as a whole, and (D) any effect resulting from changes that are the result of factors generally affecting the specific industry or markets in which Seller competes.

         "MSCG" means Morgan Stanley Capital Group Inc., a Delaware corporation.

         "MSCG Inventory" means the "Inventory," as defined in the Inventory Sale Agreement.

         "Objection" has the meaning given such term in Section 3.3(c).

         "Permitted Encumbrance" means:

                  (i) Liens for Taxes, assessments, and other governmental charges not delinquent or that are currently being contested in good faith by appropriate proceedings;

                  (ii) mechanics' and materialmen's Liens not filed of record and similar charges not delinquent or that are filed of record but are being contested in good faith by appropriate proceedings;

                  (iii) Liens in respect of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained;

                  (iv) easements, leases, reservations, or other rights of others in, or minor defects and irregularities in title that do not materially impair the use of, the encumbered property or assets for the purposes for which they are held;

                  (v) any Lien or privilege vested in any lessor, licensor, or permittor for rent or other obligations; and

                  (vi) Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Assets.

         "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association, or unincorporated organization, or any other form of business or professional entity.

         "Pre-Closing Determined Cure Amount" shall have the meaning given such term in Section 6.9.

         "Preliminary Tax Proration" shall have the meaning given such term in
Section 3.5(a)

         "Preferred Stock" has the meaning given such term in Section 3.2(d).

         "Refinery" has the meaning given such term in Section 2.1(b).

         "Restricted Information" means (i) any information related to offers for the purchase of Seller or all or any material portion of its assets received or created by Seller, whether prior to or after the Effective Date, (ii) any other information restricted from Buyer by the Bankruptcy Court, and (iii) any strategic plans of Seller except plans for the operation of or capital additions to the Refinery.

         "Retained Employees" has the meaning given such term in Section 6.3(a).

         "Retained Environmental Liabilities" means all environmental liabilities and obligations related to the Seller, the Assets or the Business with respect to actions, inactions or matters occurring or arising prior to the Closing whether a claim with respect thereto is raised before or after Closing, excluding Assumed Environmental Liabilities, but including without limitation:

                  (a) penalties assessed for any notice of violation received from any Governmental Authority related to the operation of the Assets or the Business prior to Closing that is pending and unresolved as of the Closing Date;

                  (b) claims asserted in connection with the offsite transportation and disposal prior to Closing of wastes containing Hazardous Materials generated at the Refinery or otherwise in connection with the Business; and

                  (c) claims for bodily injury or property damage arising out of exposure to or contamination by Hazardous Materials to the extent arising from the ownership of, or operations at or in connection with, the Refinery prior to the Closing Date.

         "Review Period" has the meaning given such term in Section 3.3(c).

         "Sale Order" has the meaning given such term in Section 10.1.

         "Sale Procedures Order" has the meaning given such term in Section
10.1.

         "SEC" means the Securities and Exchange Commission.

         "SEC Documents" has the meaning given such term in Section 5.10.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning given such term in the first paragraph of this Agreement.

         "Seller Bankruptcy" has the meaning given such term in the first Recital of this Agreement.

         "Seller Benefit Plans" has the meaning given such term in Section
6.3(a).

         "Seller Covered Loss" has the meaning given such term in Section
9.2(a).

         "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer on the date of this Agreement.

         "Seller Inventory" means the inventory at Closing other than the MSCG Inventory, including sulfur, petroleum coke, and other product inventory (other than the MSCG Inventory) and the stores inventory, spare parts, catalyst (including reclaimable precious metals), chemicals and consumables in warehouse storage owned by Seller at Closing, in each case whether at the Refinery or terminals, in transit by pipeline or by vessel, or located elsewhere, whether in the possession of Seller or any other Person (but attributable to the Business), but excluding wholesale exchange balances.

          "Seller Inventory Adjustment" has the meaning given such term in
Section 3.3(a).

         "Seller Inventory Amount" means the value of the Seller Inventory as of the Closing Date, determined in accordance with Exhibit 3.3(b).

         "Seller Inventory Statement" has the meaning given such term in Section 3.3(b).

         "Seller Savings Plan" has the meaning given such term in Section
6.3(d).

         "Seller's Pro Rata Taxes" has the meaning given such term in Section 3.5(a).

         "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, or other legal entity (and any successor to such legal entity) of which such Person owns, directly or indirectly, more than 50 percent of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Tax" means any income, profits, franchise, withholding, ad valorem, employment, social security, disability, occupation, property, severance, or excise tax, together with any interest and penalties with respect thereto, imposed by or on behalf of any Taxing Authority.

         "Taxing Authority" means, with respect to any Tax, the Governmental Authority that imposes such Tax and the Governmental Authority charged with the collection of such Tax, including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

         "Termination Date" has the meaning given such term in Section 8.1(e).

         "Third Person Claim" has the meaning given such term in Section 9.2(e).

         "Third Person Consent" means any approval, consent, amendment, or waiver of a Person that is required under any organizational document of Seller or Buyer or under any contract to which Seller or Buyer is a party or by which it or its assets is bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions; provided, however, that the use of the term "Third Person Consent" in this Agreement shall not be deemed to require any such approval, consent, amendment or waiver of such Person when such approval, consent, amendment or waiver has been obtained, or could be obtained, by entry of an Order of the Bankruptcy Court or another court of competent jurisdiction.

         "Transferred Employee" has the meaning given such term in Section
6.3(a).

         "UOP Claim" means all claims of Seller against UOP, a general partnership, EM Sectors Holdings, Inc., and Catalysts, Adsorbents and Process Systems, Inc., and others relating to technology and services provided to Seller prior to Closing for its catalytic cracking unit, including those as described in pleadings filed by Seller in the District Court in Harris County, Texas, for misrepresentation, negligence, breach of contract, and violation of the Illinois Deceptive Trade Practice Act.

         "Valero" has the meaning given such term in the first paragraph of this Agreement.

         "Valero Balance Sheet" means the audited balance sheet of Valero as of December 31, 2002 included in the Valero Financial Statements.

         "Valero Common Stock" means the common stock, par value $0.01 per share, of Valero.

         "Valero Financial Statements" means the audited financial statements of Valero as of and for the years ended December 31, 2001 and 2002.

         "Valero Form 10-K" means the Annual Report on Form 10-K for the year ended December 31,2002.

         "Valero Parties" means Valero and its Subsidiaries (including Buyer) and their respective officers, directors and employees.

         "Welfare Benefits" has the meaning given such term in Section 6.3(e).

         Section 1.2 Other Defined Terms. Other terms defined in this Agreement have the meanings so given them.

         Section 1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits refer to exhibits to this Agreement, which are attached hereto and made a part hereof for all purposes. The word "including" means "including, but not limited to."

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         Section 2.1 Purchase and Sale of Assets. Subject to and in accordance with the terms and conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following assets (the "Assets") free and clear of any Liens except Closing Permitted Encumbrances:

         (a) the land more particularly described in Exhibit 2.1(a) (the "Land"), together with all of Seller's right, title, and interest in and to all land lying in the bed of any street, road, or avenue, opened or proposed, in front of or adjoining the Land, any land owned, claimed, or fenced by Seller which adjoins or is located near the Land (including property owned by Seller in New Sarpy, Louisiana), and all easements, servitudes, rights-of-way, privileges, licenses (written or oral), and appurtenances relating to the Land;

         (b) all buildings, fixtures and other improvements located on the Land, including the petroleum refinery located thereon (the "Refinery");

         (c) all of Seller's right, title, and interest in and to all refinery equipment and systems, including (i) all processing units, cokers, crackers, and distillation, cracking, desulphurization and deasphalting systems and catalysts, chemicals, precious metals and consumables not included in Inventory, (ii) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, and heating, refrigerating, air conditioning, and ventilating systems, (iii) all tanks, meters, pumps, engines, vehicles, compressors, pipes, fittings, valves, connections, regulators, and loading and unloading lines, (iv) all telecommunication facilities and equipment and computer hardware, (v) all tools, computers, unit fill and line fill, and (vi) all other tangible personal property, in each case (1) presently located on the Land or (2) used or held for use by Seller in connection with the ownership and operation of the Refinery, including the tangible personal property more particularly described in Exhibit 2.1(c);

         (d) all of Seller's right, title, and interest in and to all Assumed Contracts accruing after Closing;

         (e) all of Seller's right, title, and interest in and to all patents, copyrights, trademarks, trade secrets, information technology, and other intellectual property rights ("Intellectual Property"), together with all applications and registrations with respect thereto, all to the extent used by Seller in connection with the ownership and operation of the Refinery;

         (f) to the extent assignment is permitted by Law, all of Seller's right, title, and interest in and to all Authorizations granted by any Governmental Authority to Seller and used or held for use in connection with the ownership and operation of the Refinery accruing after Closing;

         (g)      the Inventory;

         (h) all of Seller's right, title, and interest in and to all originals and copies of plans, specifications, designs, reports, maps, surveys, manuals, and operating and maintenance records (whether paper, photographic, electronic, magnetic, optical or otherwise) used or held for use by Seller in connection with the ownership and operation of the Refinery;

         (i) all of Seller's books and records relating to the Business and the Assets, including Transferred Employees, except Restricted Information;

         (j) (i) all rights of Seller to property damage insurance proceeds related to the Assets to the extent Seller has not incurred costs or losses prior to Closing giving rise to such proceeds and (ii) all rights of Seller to business interruption insurance proceeds to the extent the period covered by such business interruption insurance extends past the Closing Date (it being understood that Seller shall have the right to terminate coverage under its insurance policies effective as of the Closing);

         (k) all of Seller's right, title, and interest in and to GATX Environmental Escrow Account;

         (l) all warranties related to the Assets to the extent a claim under such warranties arises after the Closing; and

         (m) all other real and personal property owned by Seller, located at the Refinery; but excluding the Excluded Assets.

         Section 2.2 Excluded Liabilities. Buyer and Seller agree that Buyer is not assuming the Excluded Liabilities.

                                   ARTICLE III

                          CLOSING; INVENTORY ADJUSTMENT

         Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place (a) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, at 11:00 A.M. local time on the third business day after the day on which the last to be fulfilled of the Closing Conditions (other than Closing Conditions to be fulfilled on the Closing Date) is fulfilled or waived by the relevant party or (b) at such other time and place as Seller and Buyer shall agree.

         Section 3.2 Closing Deliveries. At the Closing, Seller and Buyer shall take the following actions and execute and deliver the following documents:

         (a) Each of Seller and Buyer shall execute and deliver to the other an Act of Sale substantially in the form of Exhibit 3.2(a), pursuant to which Seller conveys the Land and the improvements and fixtures thereon to Buyer, free and clear of all Liens except Closing Permitted Encumbrances;

         (b) Each of Seller and Buyer shall execute and deliver to the other a Bill of Sale, Assignment, and Assumption Agreement substantially in the form of
Exhibit 3.2(b), pursuant to which Seller conveys the Assets to Buyer, free and clear of all Liens other than Closing Permitted Encumbrances, and Buyer assumes the Assumed Liabilities, in each case effective as of 2:59 a.m. on the Closing Date;

         (c) Seller shall deliver to Buyer possession of the Assets, free and clear of all Liens except Closing Permitted Encumbrances;

         (d) Buyer shall pay to Seller an amount equal to the sum of the Estimated Seller Inventory Amount reported in writing to Buyer by Seller before 9:00 a.m. Central Time on the Closing Date plus $400,000,000 and shall make the payment to MSCG described in Section 3.2(e) on behalf of Seller (collectively, the "Aggregate Purchase Price"), less (A) the Pre-Closing Determined Cure Amounts, (B) the Seller's Pro Rata Taxes, and (C) one-half the HSR Fee (items
(A), (B) and (C) being referred to herein as the "Closing Purchase Price Adjustments"), payable as follows: (x) an amount in immediately available funds equal to the Estimated Seller Inventory Amount plus $150,000,000 less the Closing Purchase Price Adjustments (the "Cash Purchase Price"), and (y) Valero shall deliver to Seller 10,000,000 shares of 2% Mandatory Convertible Preferred Stock of Valero, with a stated value of $25 per share, equal to $250,000,000 having the terms set forth in the Certificate of Designation (the "Preferred Stock") less the Holdback Amount (800,000 shares);

         (e) Buyer shall pay to MSCG on behalf of Seller the Estimated MSCG Inventory Amount in accordance with the Inventory Sale Agreement;

         (f) Buyer shall pay to each Counterparty the Pre-Closing Determined Cure Amounts with respect to such Counterparty;

         (g) Buyer shall deliver to the Escrow Agent the Holdback Amount;

         (h) Valero shall deliver to Seller (i) a copy of Valero's Certificate of Incorporation, as amended as of the Closing Date and including the Certificate of Designation, certified by the Secretary of State of the State of Delaware as of a date within five business days immediately preceding the Closing Date and (ii) a copy duly certified by a secretary or assistant secretary of Valero to be true and correct of the resolutions of Valero referred to in Section 5.12; and

         (i) Each of Seller and Valero shall execute and deliver to the other a Registration Rights Agreement substantially in the form of Exhibit 3.2(i).

         Section 3.3 Seller Inventory Adjustment.

         (a) If the Seller Inventory Amount is greater than the Estimated Seller Inventory Amount, Buyer shall make an additional payment to Seller in an amount equal to the excess of the Seller Inventory Amount as calculated in accordance with this Section 3.3 over the Estimated Seller Inventory Amount, together with interest thereon at the Agreed Rate from the Closing Date to the date of payment, which payment shall be made on or before the fifth Business Day after the final determination of the Seller Inventory Adjustment in accordance with this Section 3.3. If the Seller Inventory Amount is less than the Estimated Seller Inventory Amount, Seller shall pay to Buyer an amount equal to the excess of the Estimated Seller Inventory Amount over the Seller Inventory Amount as calculated in accordance with this Section 3.3, together with interest thereon at the Agreed Rate from the Closing Date to the date of payment, which payment shall be made on or before the fifth Business Day after the final determination of the Seller Inventory Adjustment in accordance with this Section 3.3. Buyer shall provide Seller with payment instructions prior to the date of payment. The payment to be made by Buyer or Seller, as applicable, is herein called the "Seller Inventory Adjustment."

         (b) The Seller Inventory Statement shall be prepared based on a physical inventory performed by Buyer and Seller and valuation calculations initially made by Seller. Such physical inventory and valuation calculations shall be carried out using the methods set forth in Exhibit 3.3(b). Such physical inventory shall be commenced on the Closing Date and shall be completed as soon as reasonably practicable thereafter. With respect to all items of warehouse inventory, such physical inventory shall be completed by Buyer and Seller prior to Closing based on a reasonable sampling of such inventory commenced no earlier than the date of this Agreement in accordance with the procedures specified in Exhibit 3.3(b). The Seller Inventory specified in
Exhibit 3.3(b) shall be included in the Seller Inventory Amount at fair market value, determined based on the market price indices set forth in such Exhibit. The warehouse inventory and other inventory for which a market price index is not set forth on Exhibit 3.3(b) shall be included in Seller Inventory at its book value at Closing. After receipt of the Adjusted Inventory Report (as defined in Exhibit 3.3(b)) Seller shall initially calculate the Seller Inventory Amount and shall deliver to Buyer a statement (the "Seller Inventory Statement") setting forth the Seller Inventory Amount, together with supporting calculations and information, as soon as reasonably practicable after the receipt of the Adjusted Inventory Report but no later than within 10

Business Days thereof. From the Closing Date through the final determination of the Seller Inventory Amount in accordance with this Section 3.3, (i) Seller shall give Buyer access at all reasonable times to the personnel and working papers utilized in determining the Seller Inventory Amount for purposes of confirming Seller's calculation of same and (ii) Seller and Buyer shall give one another access at all reasonable times to the personnel, properties, and books and records of the Refinery for purposes of determining the Seller Inventory Amount, including permitting the parties and their respective advisors to participate in the taking of the physical inventory.

         (c) Unless Buyer delivers notice (an "Objection") to Seller on or before the fifth Business Day after Buyer's receipt of the Seller Inventory Statement that Buyer disputes the Seller Inventory Amount specified in the Seller Inventory Statement and providing its proposed calculation of the Seller Inventory Amount, the Seller Inventory Amount shall be as specified in the Seller Inventory Statement. If Buyer delivers an Objection to Seller on or before such fifth Business Day that it disputes the Seller Inventory Amount specified in the Seller Inventory Statement, Seller shall respond to Buyer with respect to the Objection within five Business Days from the date of receipt (the "Review Period"). In any event the party hereto being obligated to pay the Seller Inventory Adjustment shall pay to the party hereto entitled to receive the Seller Inventory Adjustment the undisputed amount thereof in accordance with this Section 3.3. Buyer and Seller shall consult in good faith and use all reasonable efforts to reach agreement on any dispute regarding Seller Inventory Amount.

         (d) If on or before the fifth Business Day after the end of the Review Period Seller and Buyer have not agreed on the Seller Inventory Amount, Seller or Buyer shall have the right to submit such matters as remain in dispute to Deloitte & Touche, or such other accounting firm as Seller and Buyer shall agree (the "CPA Firm"), for final resolution. The CPA Firm promptly shall review this Agreement and the disputed items, subject to any scope that the parties hereto jointly agree upon. The parties hereto shall make readily available to the CPA Firm all books and records relating to the Seller Inventory volumes and valuation calculation and any other items the CPA Firm may reasonably request. In resolving the dispute, the CPA Firm shall consider only those items or amounts on which the parties hereto have disagreed.

         (e) The CPA Firm shall deliver to the parties as promptly as practicable a report determining the disputed Seller Inventory Adjustment. Such report shall be final and binding upon Seller and Buyer (and judgment thereupon may be entered in any court having jurisdiction over the party against which the same is sought to be enforced), and the Seller Inventory Amount and Seller Inventory Adjustment shall be determined accordingly. Buyer and Seller shall each pay one-half the fees and expenses of such accounting firm for its services in resolving such dispute. Seller and Buyer may agree in writing prior to Closing on the value of one or more items of inventory at or prior to Closing and agree that such value is not subject to further adjustment in accordance with this Section 3.3.

         Section 3.4 Earn Out. (a) Buyer shall, subject to the conditions and at the times set forth in this Section 3.4, pay to Seller an additional and contingent amount not to exceed $50,000,000 annually and $175,000,000 in the aggregate (the "Earn Out Amount").

                  (b) The Earn Out Amount shall be payable as follows:

                  (i) Within 30 days following the end of each Earn Out Year, Buyer shall pay to Seller the Earn Out Payment for such Earn Out Year, if any.

                  (ii) No interest shall accrue on the Earn Out Amount.

                  (iii) The manner in which Earn Out Payments shall be calculated and hypothetical examples of when and how Earn Out Payments would be made are set forth in Exhibit 3.4.

                  (c) All payments by Buyer to Seller pursuant to this Section
3.4 shall be made by wire transfer of immediately available funds to the account specified by Seller from time to time.

                  (d) If, at any time prior to or during the Earn Out Period, Platts Oilgram Price Report or Petroleum Argus Global Markets shall cease to be published or shall fail to publish any of the prices used in calculating the Earn Out Payments, the parties (acting in good faith) shall mutually agree on an alternate publication for the purpose of establishing any such prices. If the Maya Crude pricing formula ceases to represent the true market price for Maya Crude, or if Maya Crude is no longer the industry reference for heavy, sour Gulf Coast crudes, then the parties (acting in good faith) shall mutually agree on an alternative pricing formula consistent with the intent of the parties as of the date of this Agreement.

                  (e) Buyer shall initially calculate the Earn Out Payment and shall deliver to Seller a statement setting forth the calculation of the Earn Out Payment, together with supporting information, at such time as the Earn Out Payment is made. The acceptance by Seller of any Earn Out Payment shall not preclude Seller from taking exception to the correctness of the amount of any Earn Out Payment due hereunder; provided, however, that any such exception must be specified by Seller in a written notice to Buyer within 30 days after the date such payment is made, which notice shall describe the basis for Seller's dispute in reasonable detail. If Seller gives such notice, Buyer shall pay to Seller any undisputed additional amount of the Earn Out Payment in accordance with this Section 3.4, and Seller and Buyer shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Earn Out Payment. If on or before the 30th day after Seller's notice Seller and Buyer have not agreed on the Earn Out Payment, either Seller or Buyer shall have the right to submit such matters as remain in dispute to Deloitte & Touche, or such other accounting firm as Seller and Buyer shall agree, for final resolution, which resolution shall be binding upon Seller and Buyer, and judgment upon which may be entered in any court having jurisdiction over the party against which such determination is sought to be enforced. Buyer and Seller shall each pay one-half the fees and expenses of such accounting firm for its services in resolving such dispute.

         Section 3.5 Taxes, Utilities, Etc.

                  (a) Real estate and personal property Taxes for the calendar year December 31, 2003, shall be prorated on a per diem basis to the Closing Date, with Seller being responsible for such Taxes allocable to the period from January 1, 2003, to the Closing Date, and Buyer being responsible for such Taxes allocable for the period from the

         Closing Date through December 31, 2003. The initial proration (the "Preliminary Tax Proration") shall be based upon the amounts of real estate and personal property Taxes allocated to the Assets from the most recent property tax assessments if known, or upon the amounts paid during the preceding year to the extent not known, all as shown on
         Schedule 3.5(a) of the Seller Disclosure Schedule. Such prorations shall be made at Closing, and Seller's pro rata share of such Taxes ("Seller's Pro Rata Taxes") shall be deducted from the Aggregate Purchase Price and the Cash Purchase Price as provided in Section 3.2(d). Buyer will assume responsibility for the actual payment to the applicable Governmental Authority of (1) any unpaid property Taxes not yet due to the extent they relate to periods after the Closing Date, and (2) any property Taxes to the extent that there has been a reduction in the Aggregate Purchase Price and the Cash Purchase Price pursuant to this Section 3.5(a). Seller shall remain liable for any unpaid property Taxes to the extent they relate to periods ending on or before the Closing Date and for which there has not been a reduction in the Aggregate Purchase Price and the Cash Purchase Price pursuant to this Section 3.5(a). Buyer shall have the right to contact any Governmental Authority with respect to obtaining assurances that Buyer shall not be liable for the payment of any property Taxes which are to be paid by Seller pursuant to the preceding sentence. Promptly upon Buyer's receipt of the final invoices for the Taxes prorated in accordance with this Section 3.5(a), Buyer shall deliver a copy of such invoices to Seller. If the amount of such Taxes as reflected in such invoices is different from the amount of such Taxes as reflected in
         Schedule 3.5(a) of the Seller Disclosure Schedule, Buyer or Seller, as applicable, shall make an adjustment payment to the other such that the Seller's Pro Rata Taxes deducted from the Aggregate Purchase Price and the Cash Purchase Price, together with such adjustment payment, shall equal Seller's pro rata portion of such Taxes as specified in the first sentence of this Section 3.5(a). The resulting amount payable by Buyer or Seller shall be paid promptly upon demand by the party hereto to whom such payment is owed and any failure by Seller to pay such claim shall be a Seller Covered Loss, and any failure by Buyer to pay such claim shall be a Buyer Covered Loss. To the extent permitted by Law, Buyer shall claim the credit against Louisiana franchise and income taxes with respect to the full amount of the personal property taxes imposed on inventory for the period from January 1, 2003, through December 31, 2003, and, upon the receipt of such credit (whether through reduction of an amount due or through refund) shall pay to Seller Seller's pro-rata portion, based on the portion of such taxes included in Seller's Pro Rata Taxes.

                  (b) Any charges for utilities or similar costs or assessments, common area maintenance reimbursements to lessors, local business or other license fees and other similar periodic charges shall be prorated on a per diem basis through the Closing Date, with Seller being responsible for all of such prorated charges attributable to the period up to and ending on the Closing Date and Buyer being responsible for all of such prorated charges attributable to the period after the Closing Date. Promptly upon receipt, Buyer or Seller, as appropriate, shall provide the other with copies of all bills for such items for which the other party is responsible pursuant to this Section 3.5(b). The resulting amount payable by Buyer or Seller shall be paid promptly upon demand by the party hereto to whom such payment is owed and any failure by Seller to pay such claim shall be a Seller Covered Loss, and any failure by Buyer to pay such claim shall be a Buyer Covered Loss.

         Section 3.6 Escrow Agreement. Pursuant to the Escrow Agreement, (a) the Escrow Agent shall deliver to Buyer from the Escrow Account shares of Preferred Stock with a stated value equal to (i) if applicable and not otherwise paid pursuant to the provisions of this Agreement, the Seller Inventory Adjustment and (ii) the amount of any claim for Seller Covered Losses (subject to the limitations set forth in Section 9.2(a)) mutually agreed by Seller and Buyer or finally determined pursuant to judicial proceedings to be due to Buyer and (b) the Escrow Agent shall pay to Seller from the Escrow Account (i) at the request of Seller at any time, any dividends received on the Preferred Stock in the Escrow Account, (ii) at the end of the survival periods specified in Section 9.2(a)(ii), an amount equal to the remaining Preferred Stock and dividends, if any, in the Escrow Account (less the amount of any Preferred Stock still required to be maintained in the Escrow Account pursuant to Section 9.2(a)(viii)) plus any pending claims of Buyer for Seller Covered Losses duly made in accordance with Section 9.2(a)(ii)), and (iii) after the end of the survival periods specified in Section 9.2(a)(ii), upon final determination of any claim of Buyer for Seller Covered Losses, an amount equal to the excess of the amount of Preferred Stock retained in the Escrow Account in respect of such claim in accordance with Section 9.2(a)(ii) over the amount finally determined to be due to Buyer in connection with such claim.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer and Valero as follows:

         Section 4.1 Organization and Qualification. Seller is a corporation duly organized and validly existing and, except for the effects of the Seller Bankruptcy, in good standing under the Laws of the State of Delaware. Subject to the Bankruptcy Court's entry of the Sale Order, Seller has the requisite corporate power and authority to carry on its business as it is now being conducted. Seller has delivered to Buyer correct and complete copies of its certificate of incorporation and by-laws. Seller is duly qualified as a foreign corporation and, except for the effects of the Seller Bankruptcy, in good standing in the State of Louisiana and in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Assets. Seller has no subsidiaries.

         Section 4.2 Authority Relative to Agreements. Subject to the Bankruptcy Court's entry of the Sale Order, Seller has the requisite corporate power and authority to enter into this Agreement and the other agreements to which Seller is a party contemplated hereby and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements to which Seller is a party contemplated hereby by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller and its stockholders and, prior to the Closing Date, will be duly authorized by the Bankruptcy Court. Following the approval of this Agreement and the other agreements to which Seller is a party contemplated hereby by the Bankruptcy Court pursuant to the Sale Order, each of this Agreement and the other agreements to which Seller is a party contemplated hereby will have been duly and validly executed by Seller and, assuming the due authorization, execution, and delivery of this Agreement and such other agreements by the other parties thereto, will constitute the legal, valid, and binding obligation of Seller enforceable in accordance with its terms, except
(i) as enforcement may be, after Seller's emergence from its pending bankruptcy, limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors' rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 Conflicts and Approvals. To Seller's knowledge, except (A) as required in connection with the HSR Act, (B) for the receipt of the Third Person Consents set forth in Schedule 4.3(B) of the Seller Disclosure Schedule,
(C) for the effectuation of the filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Schedule 4.3(C) of the Seller Disclosure Schedule, and (D) as permitted under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure or the orders of the Bankruptcy Court, neither the execution and delivery by Seller of this Agreement and the other agreements to which Seller is a party contemplated hereby nor the performance by Seller of its obligations hereunder and thereunder will (a) violate or breach the terms of or cause a default or require any filing, consent, authorization, notice or approval under (i) any Law applicable to Seller, (ii) the Certificate of Incorporation or By-Laws or other organizational documents of Seller, or (iii) any Authorization or Environmental Permit or any Assumed Contract or (b) with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 4.3, except for any matters described in this Section
4.3 (excluding consents set forth in Schedule 4.3(B)) that would not reasonably be expected to have a Material Adverse Effect with respect to the Assets or the ability of Seller to perform its obligations under this Agreement.

         Section 4.4 Title to Assets. To Seller's knowledge, Seller has title to the Assets (other than the MSCG Inventory), free and clear of Liens, other than
(a) Liens securing debt that will not encumber the Assets after Closing and (b) Permitted Encumbrances. To Seller's knowledge, at Closing, Seller will convey to Buyer the Assets (including the MSCG Inventory), free and clear of any Liens except the Closing Permitted Encumbrances. To Seller's knowledge, to the extent that any of the Assets are held by Seller under lease agreements or easements, Seller enjoys peaceful and undisturbed possession of such properties, other than any properties that, individually or in the aggregate, are not material.

         Section 4.5 Assumed Contracts.

         (a) To Seller's knowledge, Seller has provided Buyer (through Seller's data website or otherwise) complete and correct copies of the Assumed Contracts listed on Schedules 1.1-A, 1.1-B and 1.1-C.

         (b) To Seller's knowledge, except for any matter arising from the Seller Bankruptcy, any failure of Seller to make timely payments or any matter that would not reasonably be expected to have a Material Adverse Effect with respect to the Assets, as of the date of this Agreement (i) Seller has not breached the terms of any Assumed Contract described in Section 4.5(a), (ii) Seller has not received from any other party to any Assumed Contract described in Section 4.5(a) specific written notification that such Assumed Contract is not in full force and effect, that Seller has not performed its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, and (iii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Assumed Contract described in Section 4.5(a).

         Section 4.6 Authorizations. To Seller's knowledge, except with respect to matters (A) arising from the Seller Bankruptcy, (B) subject to Section 4.8 or
(C) as would not reasonably be expected to have a Material Adverse Effect with respect to the Assets, as of the date of this Agreement (a) Seller has obtained all Authorizations that are necessary to construct, own, operate, use and carry on the Business as currently conducted, (b) no event has occurred, and no circumstance or condition exists, that (with or without notice) would reasonably be expected to constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with the terms of, any Authorization, (c) Seller has not received from any Governmental Authority written notification that any Authorization (i) is not in full force and effect, (ii) has been violated in any respect, or (iii) is subject to any suspension, revocation, modification or cancellation, and (d) there is no action, suit, proceeding, arbitration, or investigation pending or, threatened regarding suspension, revocation, modification, or cancellation of any Authorization.

         Section 4.7 Compliance with Law. To Seller's knowledge, except for matters subject to Section 4.3, 4.6, 4.8, or 4.11 or that would not reasonably be expected to result in a Lien on the Assets after Closing or require material corrective action by Buyer with respect to the Assets after Closing, as of the date of this Agreement (a) the Assets are in compliance with all applicable Laws, (b) Seller has received no specific written notification from any applicable Governmental Authority that the Assets are not in compliance with all applicable Laws, and (c) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the Assets to comply with the terms of, any applicable Law.

         Section 4.8 Environmental Matters. To Seller's knowledge as of the date of this Agreement, except for matters arising from the Seller Bankruptcy or disclosed in Schedule 4.8 of the Seller Disclosure Schedule and except for Assumed Liabilities and matters that would not reasonably be expected to result in a Lien on the Assets after Closing or require material corrective action by Buyer with respect to the Assets after Closing:

         (a) the Assets and the operations of Seller with respect thereto are in compliance with all applicable Environmental Laws, including Environmental Permits;

         (b) all Authorizations, if any, required to be obtained or filed by or complied with by Seller under any applicable Environmental Law in connection with the Assets and the operations of Seller with respect thereto, as they are currently being conducted, including those relating to Hazardous Materials, have been duly obtained or filed for and are in full force and effect, and the Assets and Seller are in compliance with the terms and conditions of all such Authorizations,

         (c) there are no pending or threatened actions, suits, investigations, inquiries, or proceedings by or before any Governmental Authority under any applicable Environmental Law relating to the Assets or Seller's operations with respect thereto;

         (d) there have been no releases of Hazardous Materials on or under the Assets by Seller as a result of Seller's operations with respect to the Assets that would require remediation by Buyer after Closing under applicable Environmental Laws; and

         (e) other than materials with respect to which Seller has asserted the attorney-client or the attorney-work product privileges, Seller has made available to Buyer all environmental site assessment reports and all material environmental studies and correspondence on environmental matters (in each case relevant to the Assets) in Seller's possession and relating to the Assets or Seller's operations with respect thereto.

         Section 4.9 Insurance. To Seller's knowledge, Schedule 4.9 of the Seller Disclosure Schedule sets forth a list, including the name of the underwriter, risks insured, coverage and related limits and deductibles, expiration dates, and significant riders, of the property damage and business interruption insurance policies currently maintained by Seller. To Seller's knowledge, as of the date of this Agreement, all such policies are in full force and effect and all premiums due thereon have been paid.

         Section 4.10 Labor Matters. To Seller's knowledge, as of the date of this Agreement, there is no labor dispute, strike, or work stoppage against Seller which would reasonably be expected to have a Material Adverse Effect with respect to the Assets after the Closing.

         Section 4.11 Taxes. To Seller's knowledge, except as set forth in
Schedule 4.11 of the Seller Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect with respect to the Assets after the Closing, there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax that will continue to be Liens against the Assets (as distinguished from the proceeds thereof) after Closing.

         Section 4.12 No Brokers. To Seller's knowledge, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any stockholder of Seller, except any thereof the fees and commissions for which will be discharged by Seller or one or more stockholders of Seller.

         Section 4.13 Licenses. To Seller's knowledge, Seller has taken reasonable precautions to protect its rights in and to the Intellectual Property, including maintaining the confidentiality of trade secrets, pending patent applications, know-how, and other confidential Intellectual Property.

         Section 4.14 Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Code. Seller's U.S. tax identification number is 76-0584376.

         Section 4.15 Foreign Trade Zone. To Seller's knowledge, as of the date of this Agreement, the Refinery is operating as a subzone, Subzone 124A (the "Subzone"), under a valid grant of authority from the Foreign Trade Zones Board and has been activated with the U.S. Customs Service.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER AND VALERO

         Buyer and Valero hereby jointly and severally represent and warrant to Seller as follows:

         Section 5.1 Organization and Qualification. Each of Buyer and Valero is a corporation duly organized and validly existing and in good standing under the Laws of Delaware. Each of Buyer and Valero has the requisite corporate power and authority to carry on its business as it is now being conducted. Buyer is duly qualified as a foreign corporation and in good standing in the State of Louisiana and in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Valero and its Subsidiaries taken as a whole. Each Valero subsidiary (other than Buyer) which is a significant subsidiary as defined in Rule 1-.02(w) of Regulation S-X of the Exchange Act (a "Significant Subsidiary") is a corporation or other entity duly organized and validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or organized except where the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Valero and its Subsidiaries taken as a whole. Valero and each Valero Significant Subsidiary is duly qualified as a foreign corporation or other entity and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Valero and its Subsidiaries taken as a whole.

         Section 5.2 Authority Relative to Agreements. Each of Buyer and Valero has the requisite corporate or partnership power and authority to enter into this Agreement and the other agreements to which Buyer and/or Valero is a party contemplated hereby and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other agreements to which Buyer and/or Valero is a party contemplated hereby by each of Buyer and Valero and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and Valero. Each of this Agreement and the other agreements to which Buyer and/or Valero is a party contemplated hereby have been duly and validly executed by Buyer and Valero and, assuming the due authorization, execution, and delivery of this Agreement and such other agreements by the other parties thereto, constitutes the legal, valid, and binding obligation of Buyer and Valero enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         Section 5.3 Conflicts and Approvals. Except as required in connection with the HSR Act and the obtaining of any required permits or licenses from any Governmental Authority, neither the execution and delivery by Buyer or Valero of this Agreement and the other agreements to which Buyer and/or Valero is a party nor the performance by Buyer or Valero of its obligations hereunder and thereunder will (a) violate or breach the terms of or cause a default or require any filing, consent, authorization, notice or approval under (i) any Law applicable to Valero or any of its Significant Subsidiaries, (ii) the certificate of incorporation or by-laws or other organizational documents of Buyer, Valero or any of its Significant Subsidiaries, or (iii) any Authorization or contract or agreement to which Buyer, Valero or any of its Significant Subsidiaries is a party or by which it or any of its properties or assets is bound or (b), with the passage of time, the giving of notice, or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 5.3, except in each case for any matters described in this Section 5.3 that would not reasonably be expected to have a material adverse effect with respect to Valero and its Subsidiaries taken as a whole or the ability of Buyer or Valero to perform their obligations under this Agreement.

         Section 5.4 Litigation. As of the date of this Agreement, except as set forth in the Filed SEC Documents, there are no actions, suits, proceedings, arbitrations, or investigations pending or, to the knowledge of Valero or Buyer, threatened against Buyer, Valero or any of its Significant Subsidiaries, that, individually or, with respect to multiple actions, suits, proceedings, or arbitrations that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to have a material adverse effect with respect to Valero and its Subsidiaries taken as a whole or the ability of Valero or Buyer to perform its obligations under this Agreement in all material respects.

         Section 5.5 No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except any thereof the fees and commissions for which will be discharged by Buyer.

         Section 5.6 Preferred Stock. Valero has the requisite corporate power and authority to issue and deliver the Preferred Stock and the Valero Common Stock issuable upon conversion of the Preferred Stock (the "Underlying Shares") in accordance with and upon the terms and conditions set forth in this Agreement and in the Certificate of Designation. All corporate action required to be taken by Valero for the authorization, issuance, and delivery of the Preferred Stock and the Underlying Shares has been validly and sufficiently taken. The Preferred Stock has been duly and validly authorized, and, upon delivery of the Preferred Stock as provided herein, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. The Underlying Shares have been duly and validly authorized and reserved for issuance upon such conversion and, when issued upon conversion, will be validly issued, fully paid and nonassessable. The Preferred Stock and the Underlying Shares will not be issued in violation of, and will not be subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Law, the certificate of incorporation or by-laws of Valero or any of its Subsidiaries, any contract, agreement or instrument to which Valero or any of its Subsidiaries is subject, bound or a party or otherwise.

         Section 5.7 Capital Stock. The authorized capital stock of Valero is as set forth in the Valero Form 10-K.

         Section 5.8 Financial Statements. The Valero Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of Valero and its Subsidiaries as of the dates thereof and the results of operations for the periods then ended.

         Section 5.9 Absence of Certain Changes. To Buyer's knowledge, since the date of the Valero Balance Sheet, except as set forth in the Filed SEC Documents, (i) there has not been any material adverse effect with respect to Valero and its Subsidiaries taken as a whole and (ii) Valero has caused the business of Valero and its Subsidiaries to be operated in the usual and ordinary course, consistent with past practice except for any matter or occurrence which would not have a material adverse effect on Valero and its Subsidiaries taken as a whole.

         Section 5.10 SEC Filings. Valero has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since January 1, 2000 (the "SEC Documents"). As of its filing date, each SEC Document filed (A) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and
(B) did not, at the time it was filed (and at the effective date thereof in the case of a registration statement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Valero or any of its Subsidiaries included in the SEC Documents comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP (except, in the case of unaudited statements or pro forma statements, as permitted by Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

         Section 5.11 Regulation as a Utility. Neither Valero nor any of its Subsidiaries is a "holding company," a "subsidiary holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company" or a "public utility," as each such term is defined in the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder.

         Section 5.12 Takeover Statutes. The Board of Directors of Valero has approved the issuance of the Preferred Stock and the Underlying Shares to Seller for purposes of Section 203(a)(1) of the Delaware General Corporation Law. To the knowledge of Buyer and Valero, no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute, law, regulation or rule of any Governmental Authority is applicable to the transactions contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

         Section 6.1 Operation of the Business. Except (A) as set forth in
Schedule 6.1 of the Seller Disclosure Schedule, (B) as otherwise contemplated by this Agreement, or (C) as otherwise consented to in writing by Buyer, from the date of this Agreement until the Closing, Seller shall:

         (a) afford to Buyer and its agents, advisors, and representatives reasonable access to the Assets and to Seller's documents and records relating thereto except Restricted Information and to Seller's personnel and shall furnish such information about the Assets as Buyer shall reasonably request, all upon reasonable notice to Seller and in a manner that does not interfere in any material respect with the normal operations of Seller and the Business;

         (b) subject to the effects of the Seller Bankruptcy, operate the Business in the usual and ordinary course consistent with past practice and not voluntarily shut down any material unit of the Refinery to the extent such material unit is capable of being safely operated;

         (c) operate the Business in material compliance with all Environmental Laws;

         (d) keep those insurance policies identified in Schedule 4.9 (or substantially comparable replacement policies) in effect until Closing;

         (e) subject to the effects of the Seller Bankruptcy, use all commercially reasonable efforts to preserve substantially intact its business organization, to maintain its rights, privileges and immunities, to retain the services of its key employees (subject to work force requirements), to maintain its insurance coverages, and to maintain its relationships with its customers and suppliers who are approved by the Bankruptcy Court as critical vendors;

         (f) not sell, lease, exchange, or otherwise dispose of, or grant any Lien with respect to, any material Assets, except for (i) dispositions of inventories in the ordinary course of business consistent with past practice,
(ii) Permitted Encumbrances, and (iii) Liens securing debt that will not encumber the Assets after Closing;

         (g) not increase the compensation (excluding any compensation in respect of retention, change of control or severance obligations not assumed by Buyer) payable to or to become payable to any director or executive officer of Seller or, in the case of other employees, increase the compensation payable or to become payable to other employees other than normal salary increases consistent with past practice except pursuant to any contract, agreement, or other legal obligation of Seller existing as of the date of this Agreement that has been disclosed to Buyer and except with respect to such increases in compensation as may be made in Seller's ordinary course of business;

         (h) not acquire or construct any assets or properties other than any assets or properties that are not material to the Business and other than repairs to existing units or assets (including repair of casualty loss and the application of insurance proceeds thereto) or the acquisition of assets from suppliers or vendors in the ordinary course of business and consistent with past practice;

         (i) not consent to the entry of any decree or order by any Governmental Authority agreeing to pay any fine or penalty payable by Buyer after the Closing or causing a significant expansion in the scope of the Assumed Environmental Liabilities; and

         (j) not agree in writing or otherwise to do any of the foregoing; except, in each case, for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Assets being sold at Closing.

         Section 6.2 Appropriate Action; Consents; Filings. From the date of this Agreement until the Closing:

         (a) Seller and Buyer shall each use all commercially reasonable efforts
(i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things that, in either case, are necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from the relevant Governmental Authorities all Authorizations required to be obtained by Seller or Buyer in connection with the authorization, execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and
(iii) to make all necessary filings, and thereafter to make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Law. Seller and Buyer shall cooperate in connection with the making of all such filings, through, among other means, providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions, or changes suggested in connection therewith. Seller and Buyer shall furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

         (b) Without limiting the generality of Section 6.2(a), each of Seller and Buyer shall use its reasonable best efforts to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation with respect to the HSR Act filings and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to the transactions contemplated by this Agreement. Each party hereto shall provide a copy of its filing materials under the HSR Act to the other party hereto (excluding any Restricted Information) prior to making such filing and the parties hereto shall confer on the matters set forth therein.

         (c) Seller and Buyer shall each timely give or cause to be given all notices to third Persons and use all commercially reasonable efforts to obtain all Third Person Consents (i) required under any Assumed Contract in connection with the consummation of the transactions contemplated hereby or (ii) otherwise required to prevent a Material Adverse Effect with respect to the Assets from occurring prior to or after the Closing. If any Authorization or Third Party Consent required for the assignment of any Assumed Contract to Buyer is not obtained on or prior to the Closing Date (without any consent fee or other consideration to be paid by Seller to the Counterparty thereunder for such assignment except for Pre-Closing Determined Cure Amounts), then, notwithstanding anything to the contrary in this Agreement, such Assumed Contract shall not be assigned to Buyer at Closing, and thereafter (1) the parties hereto shall continue to use all commercially reasonable efforts to obtain the required Authorization or Third Person Consent for a reasonable period of time after the Closing Date and, if such Authorization or Third Person Consent is obtained after the Closing Date, such Assumed Contract shall be assigned to Buyer as soon as reasonably practicable after such Authorization or Third Person Consent is obtained, (2) if such Authorization or Third Person Consent is not obtained within a reasonable time after the Closing Date, Seller shall have the right to terminate such Assumed Contract, and (3) with respect to the period of time from the Closing Date until such Assumed Contract is assigned to Buyer or such Assumed Contract is terminated by Seller, Seller and Buyer shall enter into such arrangements as shall be reasonably practicable such that the economic and other costs and benefits of such Assumed Contract shall be passed through from Seller to Buyer and such that Buyer shall indemnify, defend, and hold harmless Seller from and against all liabilities arising under such Assumed Contract from and after the Closing Date. Any out-of-pocket costs associated with obtaining such consents except the consents of holders of indebtedness shall be borne one-half by Buyer and one-half by Seller.

         (d) Seller and Buyer shall each give prompt notice to the other of the receipt of any written notice or other written communication (i) from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) from any Governmental Authority in connection with the transactions contemplated hereby, (iii) from any Governmental Authority or other Person regarding the initiation or threat of initiation of any claims, actions, suits, proceedings, arbitrations, or investigations against, relating to, or involving or otherwise affecting Seller or Buyer that relate to the consummation of the transactions contemplated hereby, and (iv) from any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely
(A) to cause any condition to the obligations of the other party hereto to consummate the transactions contemplated hereby not to be satisfied, (B) to cause a breach of the representations, warranties, or covenants of such party under this Agreement, or (C) to delay or impede the ability of either Seller or Buyer, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this Section 6.2(d) shall cure any breach of any representation or warranty of the party hereto giving such notice contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party hereto receiving such notice.

         (e) Seller and Buyer each agree to cooperate and to use all commercially reasonable efforts vigorously to contest and to resist any action, including legislative, administrative, or judicial action, and to have vacated, lifted, reversed, or overturned any order (whether temporary, preliminary, or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents, or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Notwithstanding the foregoing, the Valero Parties shall not be required to dispose of any assets or withdraw from doing business in particular jurisdictions if required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate, or reverse any legislative, administrative, or judicial action that would otherwise cause any Closing Condition not to be satisfied.

         (f) Prior to the Closing, Valero shall file the Certificate of Designation with the Office of the Secretary of State of the State of Delaware in accordance with the requirements of the General Corporation Law of the State of Delaware.

         Section 6.3 Employee Benefit Matters.

         (a) Buyer agrees to offer employment for a period of at least six months beginning on the Closing Date (unless terminated for cause) to substantially all Seller's employees actively employed at the Refinery. Neither Buyer nor Valero will be responsible for any severance obligations for Seller employees who are not offered employment or for any Seller employee who does not accept employment with Buyer (each a "Retained Employee"). Buyer shall offer to any employee of Seller who commences employment with Buyer on or after the Closing Date (each a "Transferred Employee") participation after the Closing Date in Benefit Plans maintained by Valero and provided generally to Valero's own similarly situated employees (each a "Buyer Plan"). On or prior to the Effective Date, Buyer will have provided Seller with summaries of the terms of the Buyer Plans as in effect on the Effective Date, which plans may thereafter be amended, modified or terminated by Buyer in accordance with the terms of such plans. For the purposes of determining benefit entitlement and eligibility under any Buyer Plan for any Transferred Employee, Buyer shall grant to such Transferred Employee credit for his or her service with Seller for all purposes of such Buyer Plan (other than the accrual of benefits under a defined benefit pension plan and any entitlement to benefits under a Buyer retiree medical or life insurance plan) for which such service was recognized by Seller for employee benefit plan purposes. With respect to any Buyer Plan that provides group health, life or disability benefits that Buyer offers to any Transferred Employee, Buyer shall cause such Buyer Plan to waive any exclusions or limitations with respect to pre-existing conditions or waiting periods as are necessary to provide immediate coverage if such Transferred Employee was covered by a comparable Benefit Plan of Seller (a "Seller Benefit Plan(s)") and to the extent similar restrictions were not applicable under the comparable Seller Benefit Plan.

         (b) Buyer shall provide any notice required under the United States Worker Adjustment and Retraining Notification Act or any other Law with respect to the transactions contemplated by this Agreement; provided, however, that Buyer shall have no responsibility or liability for any termination of employees by Seller prior to Closing or any such notice that would not otherwise be required but for terminations of employees by Seller prior to Closing. Buyer shall pay all severance payments, damages for wrongful dismissal and related costs with respect to the termination of any Transferred Employee after the Closing, including any severance payments under Buyer Plans regarding severance. Buyer shall not be responsible for (i) the payment of any severance payments, damages for wrongful dismissal and related costs with respect to the termination of any Retained Employee prior to, on or after the Closing, including any severance payments under Seller Benefit Plans regarding severance or (ii) for any change of control payments or similar payments due to any Transferred Employees or Retained Employees as a result of the transactions contemplated hereby.

         (c) Vacation entitlement accrued but not utilized by a Transferred Employee and available to be utilized in the year in which the Closing Date occurs or thereafter (but not any carryover accruals that were available for use in years prior to the year in which the Closing Date occurs) under the vacation policy applicable to such Transferred Employee immediately prior to the Closing Date shall be recognized by Buyer following the Closing Date; provided, however, that the terms of Buyer's vacation policy shall govern the utilization of vacation time after the Closing Date.

         (d) Seller shall permit each Transferred Employee to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her eligible rollover distributions under the Orion Refining Corporation Long Term Savings Plan ("Seller's Savings Plan") to the Valero Energy Corporation Thrift Plan (the "Buyer Savings Plan"). Any such rollovers shall be made to the Buyer Savings Plan in cash and, if applicable, in-kind to the extent of any outstanding plan loans of the Transferred Employee that are not accelerated. Seller shall cause the Seller's Savings Plan to deliver to the Buyer Savings Plan as soon as reasonably practicable after the Closing Date the promissory notes and other loan documentation, if any, of the Transferred Employees who have elected such a direct rollover in accordance with the procedures prescribed by the Seller. Seller shall also take such actions, if any, as are necessary to permit the continuation of loan repayments by Transferred Employees to the Seller Savings Plan during the period beginning on the Closing Date and ending 90 calendar days after the Closing Date; provided, however, that if a Transferred Employee makes a direct rollover election as described in this paragraph within such 90-day period, then the Seller Savings Plan shall continue to accept loan repayments from such Transferred Employee until the date of such direct rollover. The Seller represents, covenants and agrees with respect to the Seller Savings Plan, and the Buyer represents, covenants and agrees with respect to the Buyer Savings Plan, that, as of each date of a rollover described in this paragraph, such plan (i) is intended to satisfy the requirements of Sections 401(a) and (k) of the Code, (ii) will have received, or an application will have been timely filed for, a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted by Law (except the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA")) prior to the Closing Date, and
(iii) will have been timely amended to comply with EGTRRA prior to the Closing Date. Buyer will have no obligation with respect to amounts attributable to Seller's Savings Plan other than acceptance of the rollovers requested by Transferred Employees and the facilitation of loan repayments described above.

         (e) Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance, and/or other welfare benefits ("Welfare Benefits") that are incurred before the Closing Date shall be the sole responsibility of Seller and the Seller Benefit Plans. Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits that are incurred on or after the Closing Date shall be the sole responsibility of the Buyer. For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began; provided, however, that claims relating to a hospital confinement that begins prior to the Closing Date but continues on the Closing Date or thereafter shall be treated as incurred before the Closing Date.

         Section 6.4 UOP Claim. If and for so long as Seller or its respective successors and assigns shall be prosecuting the UOP Claim, Buyer shall cooperate in all reasonable respects with the prosecuting party and its counsel with respect to the UOP Claim, including providing test runs of the catalytic cracking unit at the request and expense of Seller (including lost profit margin) and making reasonably available Transferred Employees and records, in each case at the expense of the prosecuting party; provided, however, that Buyer shall not be responsible to Seller for any failure by Seller to resolve successfully its UOP Claim or otherwise be responsible for any actions taken or information provided by any Transferred Employees in connection with the UOP Claim.

         Section 6.5 Public Announcements. Seller and Buyer shall consult with each other before any press release or other public statement is issued or made with respect to the transactions contemplated hereby, and no party hereto shall issue any such press release or make any such public statement prior to such consultation or, subject to applicable securities or bankruptcy laws or stock exchange requirements, issue any statement to which the other party shall have objected.

         Section 6.6 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby shall be paid by Seller, and all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer.

         Section 6.7 Foreign Trade Zone. Prior to Closing, Seller and Buyer will use reasonable efforts to transfer Seller's grant of authority for the Subzone to Buyer to be effective as of the Closing Date.

         Section 6.8 Further Assurances . Buyer and Seller shall take such additional action, and shall cooperate with one another, as may be reasonably necessary to effectuate the terms of this Agreement and any agreement or instrument delivered pursuant hereto.

         Section 6.9 Cure Amount Determination. With respect to any Assumed Contract which was entered into prior to the Seller Bankruptcy and for which a Cure Amount is required for Seller to assume and assign such contract to Buyer and which Buyer has agreed to assume, Buyer and Seller shall use commercially reasonable efforts to agree upon the Cure Amount with the counterparty to such contract (the "Counterparty"). In the event that each of Seller, Buyer and the Counterparty agree on the Cure Amount prior to the Closing (the "Pre-Closing Determined Cure Amount"), Buyer shall pay such Counterparty the Cure Amount at the Closing in accordance with Section 3.2(f). In the event that Seller, Buyer and the Counterparty are unable to agree on such Cure Amount prior to the Closing, upon determination by the Bankruptcy Court of such Cure Amount, Seller shall pay such Cure Amount to the Counterparty. Notwithstanding the foregoing, Buyer shall not be obligated to assume any such contract which is not listed on
Schedule 1.1-A.

         Section 6.10 Valero Guaranty.

         (a) Valero hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, to Seller, the due and punctual payment and performance by Buyer of all of its obligations to Seller under this Agreement (the "Guaranteed Obligations"), as and when the same shall become due in accordance with the terms of this Agreement.

         (b) The obligations of Valero hereunder are absolute, irrevocable and unconditional and shall not be affected by: (i) any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations; (ii) any bankruptcy, insolvency, reorganization or winding up of Buyer and the occurrence of any other proceeding as a result of such bankruptcy;
(iii) any claim, setoff, defense, or other right that Valero may have against Seller; (iv) any claim as to the unenforceability of this Agreement against Buyer or the lack of authority of Buyer to execute this Agreement; (v) any delay or failure by Seller in the exercise of its rights and remedies under this
Section 6.10; (vi) any delay or failure of Seller to enforce this Agreement against Buyer or to obtain any judgment against Buyer or to pursue any action to enforce any judgment against Buyer; or (vii) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Valero hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of its obligations under this Section 6.10 and any requirement that Seller exhaust any right or take any action against Buyer or any other person or pursue any other remedy in the power of Buyer or Seller. So long as any sum remains owing by Buyer to Seller, Valero shall not exercise any right of subrogation or any other rights of a surety or enforce any security or other right or claim against Buyer (whether in respect of its liability under this Section 6.10 or otherwise) or claim the insolvency or liquidation of Buyer or any such other person in competition with Seller.

         Section 6.11 Post-Closing Access; Transition Personnel Arrangements.

         (a) Buyer shall afford duly authorized representatives of Seller reasonable access to the Refinery and the books and records transferred to Buyer at Closing after the Closing Date with respect to any legal, technical or operational matter relating to (i) Seller's rights and obligations under this Agreement, (ii) the operation of the Refinery before the Closing, (iii) the Excluded Assets, (iv) the Excluded Liabilities, and (v) the Seller Bankruptcy; provided in each case that Seller gives Buyer reasonable prior notice, such access does not unreasonably interfere with normal operations and any access is at Seller's sole risk except for Buyer's gross negligence.

         (b) With respect to Retained Employees and Transferred Employees, for a period of two years following the Closing:

                  (i) Seller shall permit Buyer and its representatives, at Buyer's expense, to have reasonable access to all Retained Employees who are then employed or retained by Seller or any of Seller's Affiliates and who have relevant information regarding any claim or dispute related to the Refinery or to assist Buyer in the reasonable transition of the Assets and the Business to Buyer.

                  (ii) Buyer shall permit Seller and its representatives, at Seller's expense, to have reasonable access to Transferred Employees who are then employed by Buyer or any of Buyer's Affiliates with regard to any matters relating to this Agreement or the Excluded Assets or the Seller Bankruptcy.

                  (iii) Buyer and Seller agree, for purposes of this Section 6.11(b) that:

                           (A) the requesting party must provide advance notice
                  to the providing party of its request to obtain access to specified employees with sufficient time to allow the providing party to rearrange work schedules to accommodate the diversion or absence of the specified employee(s) from their work;

                           (B) access to the specified employees must be during
                  reasonable work hours (or as otherwise agreed to by the parties and the specified employees) and be conducted in a manner so as not to interfere unduly with the business operations of the providing party;

                           (C) the requesting party will have access to the
                  specified employees only at the providing party's offices, unless otherwise agreed to by the providing party (such agreement not to be unreasonably withheld);

                           (D) when pursuant to this Section 6.11 of the
                  Agreement, a requesting party requires access to any employee in excess of three days in any calendar year, the expenses to be borne by the requesting party will include reimbursement for such employee's wages upon receipt of an invoice from the providing party; and

                           (E) the providing party will not be held responsible
                  for the specified employee's actions taken or testimony given on behalf of the requesting party.

         Section 6.12 Sales and Use Tax Matters.

         (a) On or prior to the Closing, Buyer shall have registered with the Louisiana Department of Revenue and St. Charles Parish for purposes of sales and use taxes.

         (b) On or prior to the Closing, Buyer (or any affiliate of Buyer that has been assigned purchase rights pursuant to Section 9.9 of this Agreement) shall provide to Seller a certificate in the form required by applicable Law certifying that the portion of the Inventory consisting of raw materials and finished products is being purchased by Buyer or such affiliate for purposes of further processing and/or resale.

         (c) On or prior to the Closing, Seller shall certify in writing to Buyer that Seller is not in the business, and does not hold itself out to be in the business, of selling tangible personal property of a nature similar to the tangible personal property being sold pursuant to this Agreement with the exception of Inventory consisting of raw materials and finished products.

                                   ARTICLE VII

                               CLOSING CONDITIONS

         Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of Seller and Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

         (a) No Governmental Authority (other than the Bankruptcy Court) shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary, or permanent) that is in effect and prohibits or renders illegal the transactions contemplated hereby.

         (b) The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

         (c) The Sale Order shall have been entered by the Bankruptcy Court; the operational effect of the Sale Order shall not have been stayed and the Sale Order shall not be subject to any pending appeal, request for leave to appeal, or request for reconsideration; and the time for any such appeal, request for leave to appeal or request for reconsideration shall have expired.

         Section 7.2 Additional Conditions to Seller's Obligations. The obligations of Seller to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Seller, in whole or in part, to the extent permitted by applicable Law:

         (a) Each of the representations and warranties of Buyer and Valero contained in this Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct except for any failure of the same to be true and correct that would not reasonably be expected to have a material adverse effect with respect to Buyer or Valero or the ability of Buyer or Valero to perform its obligations under this Agreement, as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer and Valero, dated the Closing Date, to such effect.

         (b) Buyer and Valero shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate of an executive officer of Buyer and Valero, dated the Closing Date, to such effect.

         (c) Buyer shall make the deliveries required of Buyer under Section
3.2.

         Section 7.3 Additional Conditions to Buyer's Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable Law:

         (a) Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date without regard to any qualification thereof as to materiality, except for any failure of the same to be true and correct that would not reasonably be expected to have a Material Adverse Effect with respect to the Assets, provided that solely for purposes of this Section 7.3(a) the $3,000,000 threshold referred to in the definition of "Material Adverse Effect" shall instead be $25,000,000, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

         (b) Seller shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date except for any failure of Seller to perform or comply with the same that would not reasonably be expected to have a Material Adverse Effect, provided that solely for purposes of this Section 7.3(b) the $3,000,000 threshold referred to in the definition of "Material Adverse Effect" shall instead be $25,000,000, and Buyer shall have received a certificate of an executive officer of Seller, dated the Closing Date, to such effect.

         (c) There shall have been no casualty loss to the Assets, except any such casualty loss (i) that has been substantially repaired or replaced, or (ii) for which Seller has received or is entitled to receive, and will assign to Buyer at Closing such receipts or Seller's right to receive, property damage and business interruption insurance proceeds sufficient to pay the reasonably expected (as of Closing) full cost of such repair and loss due to business interruption; provided that if the insurance proceeds that are assigned to Buyer are insufficient to pay such reasonably expected cost of such repair, the number of shares of Preferred Stock to be delivered at Closing shall be reduced by a number of shares equal to (i) the sum of the amount of such reasonably expected repair costs and business interruption losses not compensated by such insurance proceeds so assigned divided by (ii) the stated value of $25 per share, with such number of shares of Preferred Stock to be delivered to the Escrow Agent for disposition as provided in the last sentence of this Section 7.3(c). At Closing, Buyer shall deliver such shares of Preferred Stock to the Escrow Agent and specify that such shares of Preferred Stock are to be deposited in the Casualty Subaccount under the Escrow Agreement, and Seller shall deliver to the Escrow Agent an instruction confirming the number of shares of Preferred Stock to be deposited into the Casualty Subaccount. Buyer shall use its commercially reasonable best efforts to complete the repair of such casualty as promptly as practicable after the Closing and to collect amounts of insurance proceeds the right to receive which has been assigned to Buyer in accordance with this
Section 7.3(c). Following the completion of the repair of such casualty, the Escrow Agent, pursuant to the Escrow Agreement, shall release to Buyer a number of shares of the Preferred Stock held by the Escrow Agent in the Casualty Subaccount equal to the amount of the repair cost and business interruption losses not covered by such insurance proceeds, as mutually agreed to by Seller and Buyer or as finally determined pursuant to a judicial proceeding, divided by $25, and shall release the remainder of such shares of Preferred Stock to Seller. For the avoidance of doubt, the parties hereto agree that the fire in the Refinery's coker unit on January 29, 2003 shall not result in the failure of this Section 7.3(c) to be satisfied.

         (d) Seller shall make the deliveries required of Seller under Section 3.2.

         (e) The Coker Unit at the Refinery shall be Operational (as defined below); provided that, if, at such time as all other conditions to the Closing set forth in this Article VII have been satisfied or waived by the applicable party, the Coker Unit is not Operational, Buyer and Seller agree that this condition shall be satisfied as set forth below:

                  (i) Seller shall (1) direct Buyer to deliver to the Escrow Agent at Closing shares of Preferred Stock, otherwise deliverable at Closing to Seller by Buyer pursuant to Section 3.2(d)(y), with an aggregate stated value equal to the Coker Escrow Value (as defined below); and (2) assign to Buyer at Closing all rights of Seller to property damage and business interruption insurance proceeds with respect to damages to the Coker Unit resulting from the January 2003 casualty, in the case of property damage proceeds, to the extent Seller has not incurred costs or losses prior to Closing giving rise to such proceeds and, in the case of business interruption insurance proceeds, to the extent the period covered by such business interruption insurance extends past the Closing Date, including Seller's right to receive any such proceeds funded into the GE Capital insurance escrow account (provided that Seller shall be entitled to withdraw from such escrow account the amount of such proceeds not assigned to Buyer under this clause (i)(2));

                  (ii) At Closing, Buyer shall deliver to the Escrow Agent shares of Preferred Stock having a stated value equal to the Coker Escrow Value and specify that such shares of Preferred Stock are to be deposited in the Coker Subaccount under the Escrow Agreement, and Seller shall deliver to the Escrow Agent an instruction confirming the number of shares of Preferred Stock to be deposited into the Coker Subaccount. Buyer shall have the right to have released to Buyer from the Coker Subaccount shares of Preferred Stock with a stated value equal to the amount of any Buyer Coker Claim, provided that such Buyer Coker Claim is duly made in accordance with the Escrow Agreement on or before the 15th day after Buyer has delivered the Buyer Certification to Seller. Seller shall have the right to make a Claim under the Escrow Agreement and to have released to Seller from the Coker Subaccount all Preferred Stock (and any Common Stock into which such Preferred Stock has been converted prior to such release and any dividends or other funds, if any, in the Coker Subaccount) in excess of the number of shares of Preferred Stock subject to Buyer Coker Claims after the 15th day after Buyer has delivered the Buyer Certification to Seller. Unless Buyer shall have delivered the Buyer Certification to Seller on or before the date that is six months after the Closing Date, Seller shall have the right at any time thereafter to have an independent industry expert retained by Seller determine if the Coker Unit is Operational, and if such independent industry expert determines that the Coker Unit is Operational to have such independent industry expert certify to the Escrow Agent and Buyer that the Coker Unit is Operational. Unless, on or before the fifth Business Day after receipt of such expert certification, Buyer shall have notified the Seller and the Escrow Agent in writing that Buyer disputes such certification, Seller shall have after such fifth Business Day the right to have released to Seller from the Coker Subaccount all Preferred Stock (and any Common Stock into which such Preferred Stock has been converted prior to such release and any dividends or other funds, if any, in the Coker Subaccount) in excess of the number of shares of Preferred Stock subject to Buyer Coker Claims. Buyer agrees to give access to and cooperate with any independent industry expert reasonably designated by Seller in order for such expert to make the determination of whether the Coker Unit is

         Operational. If Buyer disputes the expert certification, the Escrow Agent shall not be permitted to make any release from the Coker Subaccount to Seller unless directed to do so in a writing signed by Seller and Buyer or in a final nonappealable order of a court.

                  (iii) Buyer shall use its commercially reasonable best efforts to continue to repair the Coker Unit such that it is Operational as promptly as practicable after the Closing and to collect amounts of insurance proceeds the right to receive which has been assigned to Buyer with respect to costs and losses that would otherwise constitute Buyer Coker Claims. Promptly following the date (but in any event within five Business Days after such date) on which the Coker Unit is Operational, Buyer shall provide written notice to Seller and the Escrow Agent that the Coker Unit is Operational (the "Buyer Certification").

                  (iv) As used in this subsection (e), the following capitalized terms are used as defined below:

                           "Business Interruption Losses" shall mean an amount,
                  calculated through the date of any Buyer Coker Claim, equal to the sum of (i) $300,000 per day for each day covered by the Buyer Coker Claim on which the Coker Unit produced less than 30,000 barrels per day ("BPD") of commercial petroleum coke;
                  (ii) $250,000 per day for each day covered by the Buyer Coker Claim on which the Coker Unit produced at least 30,000 BPD of commercial petroleum coke but less than 40,000 BPD; (iii) $200,000 per day for each day covered by the Buyer Coker Claim on which the Coker Unit produced at least 40,000 BPD of commercial petroleum coke but less than 45,000 BPD; and (iv) for each day covered by the Buyer Coker Claim on which the Coker Unit produced at least 45,000 BPD but less than 48,000 BPD, an amount equal to $300,000 multiplied by a fraction, the numerator of which is the excess of 48,000 over the number of barrels of commercial petroleum coke produced by the Coker Unit on such day and the denominator of which is 48,000.

                           "Buyer Coker Claim" shall mean the sum of (i) any
                  claim made in writing by Buyer for costs incurred by Buyer as of the date of such claim in completing the repairs to the Coker Unit necessitated by the January 2003 fire in order to make the Coker Unit Operational, plus (ii) the Business Interruption Losses for the period of time covered by such Buyer Coker Claim (until such date as the Coker Unit shall become Operational), less (iii) any insurance proceeds described above received by Buyer through the date of such Buyer Coker Claim.

                           "Coker Escrow Value" shall mean the sum of (A)
                  $20,000,000 plus the difference (if positive) between $35,000,000 and the Seller Repair Costs, and (B) (i) $0, if the Seller Repair Costs exceed $30,000,000, or (ii) $10,000,000, if the Seller Repair Costs exceed $25,000,000 but are less than $30,000,000, or (iii) $20,000,000, if the Seller Repair Costs are equal to or less than $25,000,000.

                           "Operational" shall mean that all four of the coker
                  drums located at the Coker Unit at the Refinery shall have been simultaneously and continuously operated for five consecutive days at any time after the date hereof and the Coker Unit shall have produced at least 48,000 BPD of commercial petroleum coke during such 5-consecutive day period.

                           "Seller Repair Costs" shall mean the total amount
                  incurred by Seller as of the fifth Business Day prior to the Closing Date for repair and replacement costs at the Refinery directly or indirectly arising out of or relating to the January 2003 fire in the Coker Unit; provided that Buyer shall have the right to audit and verify the amount of all such payments made by or on behalf of Seller at least three Business Days prior to the Closing.

                                  ARTICLE VIII

                                   TERMINATION

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Seller and Buyer;

         (b) by Seller upon notice to Buyer, if any of the conditions in Section
7.1 or 7.2 cannot be satisfied on or prior to the Termination Date;

         (c) by Buyer upon notice to Seller, if any of the conditions in Section
7.1 or 7.3 cannot be satisfied on or prior to the Termination Date;

         (d) by Buyer pursuant to Section 10.1; or

         (e) by either Seller or Buyer upon notice to the other, if the Closing contemplated hereby shall not have occurred on or before six months after the date hereof (the "Termination Date").

provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 8.1 if the event giving rise to such termination shall be due to the grossly negligent or willful failure of the party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

         Section 8.2 Effect of Termination Under Section 8.1. The following provisions shall apply in the event of a termination of this Agreement under
Section 8.1:

         (a) If this Agreement is terminated by the Seller or the Buyer as permitted under Section 8.1 hereof and not as the result of the gross negligence or willful failure of any party to perform its obligations hereunder, such termination shall be without liability (except as provided in Section 10.2) to any party to this Agreement or any stockholder, director, officer, employee, agent or representative of such party.

         (b) If this Agreement is terminated as a result of the gross negligence or willful failure of the Buyer to perform its obligations hereunder, the Buyer shall be fully liable for any and all damages sustained or incurred by Seller.

         (c) If this Agreement is terminated as a result of the gross negligence or willful failure of the Seller to perform its obligations hereunder, the Seller shall be fully liable for any and all damages sustained or incurred by Buyer.

         (d) The Seller and the Buyer hereby agree that the provisions of Sections 6.6, 8.2, 10.2 and Article IX hereof shall survive any termination of this Agreement; provided, however, that neither party shall have the right to bring any claim for breach thereof after two years following the termination of the Agreement.

         (e) Except as provided in Section 10.2, the Seller and the Buyer agree that, if this Agreement is terminated, none of the parties hereto shall be liable to any of the other parties hereto for consequential, special or punitive damages.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Independent Investigation; Scope of Representations and Warranties of Seller.

         (a) Buyer acknowledges and affirms that (i) it has had access to the data website through October 3, 2002 and to the two data rooms located at the Refinery through the date hereof provided by Seller the information contained in, or made available or provided with respect to materials contained in, such data website and data rooms, and to other information made available by Seller and its representatives during the course of Buyer's due diligence investigation of the Assets, (ii) it has had access to the personnel, officers, professional advisors, operations, and records (except to the extent redacted by Seller prior to disclosure) of Seller, and (iii) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied on the express representations, warranties, covenants, and agreements of Seller set forth in this Agreement, and, other than such reliance, it has relied solely on the basis of its own independent investigation, analysis, and evaluation of the Business and the Assets.

         (b) Except to the extent expressly set forth in this Agreement, Seller does not make any representation or warranty whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DOES HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE, AND THE

JURISPRUDENCE THEREUNDER. BUYER ALSO WAIVES ANY RIGHTS BUYER MAY HAVE IN REDHIBITION OR IN A REDUCTION OF THE PURCHASE PRICE PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE, IN CONNECTION WITH THE ASSETS HEREBY CONVEYED TO BUYER BY SELLER. BY BUYER'S SIGNATURE, BUYER EXPRESSLY ACKNOWLEDGES ALL SUCH WAIVERS AND BUYER'S EXERCISE OF BUYER'S RIGHT TO WAIVE WARRANTY PURSUANT TO LOUISIANA CIVIL CODE ARTICLES 2520 THROUGH 2548, INCLUSIVE.

         Section 9.2 Indemnification.

         (a) Seller shall defend, indemnify, and hold harmless Buyer from and against any and all losses, costs, penalties, and expenses, including reasonable attorneys' fees and costs, arising out of any breach of the representations and warranties of Seller contained in this Agreement or any breach of any covenant of Seller contained in this Agreement (a "Seller Covered Loss"). Notwithstanding anything to the contrary in this Agreement or in any other agreement entered into by any of the parties hereto in connection with the transactions contemplated by this Agreement (but subject to Section 9.2(d)):

                  (i) a claim by Buyer (A) for the payment of the Seller Inventory Adjustment in accordance with Section 3.3(a), (B) under
         Section 3.5, (C) under Section 8.2 or (D) under Section 10.2, shall not be subject to the limitations set forth in (ii), (iii), (iv) or (v) below but the Escrow Account shall be available to satisfy such claims if Seller is unable to do so;

                  (ii) Buyer's right to make any claim for all Seller Covered Losses shall terminate at the close of business on the day that is six months after Closing with respect to any Seller Covered Losses arising out of a breach of the representations and warranties of Seller contained in this Agreement, two years after Closing with respect to Seller Covered Losses arising out of a breach by Seller of Section 6.11, and nine months after the Closing with respect to any other Seller Covered Loss, except with respect to each claim for a Seller Covered Loss with respect to which a notice is delivered to the Escrow Agent and Seller prior to the close of business on such day specifying in reasonable detail the specific nature of and specific basis of the Seller Covered Loss and the estimated amount of such Seller Covered Loss;

                  (iii) Buyer shall have the right to recover for Seller Covered Losses only after such time as the aggregate amount of Seller Covered Losses exceeds $3,000,000, and then only to the extent that such Seller Covered Losses exceed such amount;

                  (iv) Buyer shall not have the right to recover any amount in excess of the Holdback Amount for all Seller Covered Losses and such Seller Covered Losses shall only be paid out of the Escrow Account;

                  (v) No Buyer Covered Loss shall constitute a Seller Covered Loss.

                  (vi) Buyer shall not have the right to recover for any Seller Covered Loss (A) arising from a breach of any representation and warranty of Seller of which breach Buyer had knowledge on or prior to the Effective Date or (B) to the extent that such Seller

         Covered Loss is reduced by any insurance proceeds or other amount actually recovered by Buyer or any of its Subsidiaries from any Person other than a Subsidiary of Buyer provided that such insurance benefit shall be net of any additional insurance cost incurred by Buyer as a result of such claim Loss.

                  (vii) In the event of a threshold determination that a breach of a representation, warranty or covenant qualified by materiality or Material Adverse Effect shall have occurred, for purposes of determining a Seller Covered Loss, such materiality or Material Adverse Effect shall be disregarded.

                  (viii) Any Preferred Stock with an aggregate stated amount in excess of $10,000,000 in the Escrow Account after six months following the Closing Date for which a claim has not been made shall be delivered to Seller. Nine months following the Closing Date, Preferred Stock with a stated amount equal to the amount of any claim or claims made under this Section 9.2(a) shall be retained in the Escrow Account until the resolution of such claim or claims and any remaining Preferred Stock shall be delivered to Seller.

         (b) BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN SECTION 3.2, SECTION 3.3(a), SECTION 7.3(c), SECTION 7.3(e), SECTION 8.2,
SECTION 10.2 AND THIS SECTION 9.2, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, AND SURVIVAL PERIODS SET FORTH ABOVE AND THE DISCLAIMERS SET FORTH IN SECTION 9.1, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF BUYER OR SELLER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OTHER THAN CAUSES OF ACTION AND CLAIMS EXPRESSLY RESERVED IN SECTION 9.2(a)(i) OR 9.2(c)(i). BUYER AND SELLER HEREBY RELEASE, WAIVE, AND DISCHARGE, AND COVENANT NOT TO SUE THE OTHER PARTY WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM (OTHER THAN THOSE EXPRESSLY RESERVED IN SECTIONS 9.2(a)(i) OR 9.2(c)(i), NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

         (c) Buyer shall defend, indemnify, and hold harmless Seller from and against any and all losses, costs, penalties, and expenses, including reasonable attorneys' fees and costs, arising out of (1) any breach of the representations and warranties of Buyer contained in this Agreement or any breach of any covenant of Buyer contained in this Agreement or (2) any of the Assumed Liabilities (a "Buyer Covered Loss"), including any Buyer Covered Loss arising in whole or in part from the sole or concurrent negligence of Seller (but excluding any Seller Covered Losses). Notwithstanding anything to the contrary in this Agreement or in any other agreement entered into by any of the parties hereto in connection with the transactions contemplated by this Agreement (but subject to Section 9.2(d)):

                  (i) a claim by Seller (A) for the payment of the Seller Inventory Adjustment in accordance with Section 3.3(a), (B) under
         Section 8.2, (C) under the Bill of Sale, Assignment, and Assumption Agreement referred to in Section 3.2(b), (D) under Section 3.4, or (E) under Section 3.5 shall not be subject to the limitations set forth in
         (ii), (iii) and (iv) below;

                  (ii) Seller's right to make any claim for all Buyer Covered Losses shall terminate at the close of business on the day that is six months after Closing with respect to any Buyer Covered Losses arising out of a breach of the representations and warranties of Valero and Buyer contained in this Agreement, two years after Closing with respect to Buyer Covered Losses arising out of a breach by Buyer of Section 6.11, and nine months after the Closing with respect to any other Buyer Covered Loss, except with respect to each claim for a Buyer Covered Loss with respect to which a notice is delivered to Valero and Buyer prior to the close of business on such day specifying in reasonable detail the specific nature of and specific basis of the Buyer Covered Loss and the estimated amount of such Buyer Covered Loss;

                  (iii) no Seller Covered Loss shall constitute a Buyer Covered Loss;

                  (iv) Seller shall have the right to recover for Buyer Covered Losses for breach of Buyer's representations and warranties or covenants only after such time as the aggregate amount of Buyer Covered Losses exceeds $3,000,000, and then only to the extent that such Covered Losses exceed such amount; and

                  (v) Seller shall not have the right to recover for any Buyer Covered Loss (A) arising from a breach of any representation and warranty of Buyer of which breach Seller had knowledge on or prior to the Effective Date or (B) to the extent that such Buyer Covered Loss is reduced by any insurance proceeds or other amount actually recovered by Seller from any Person other than Seller.

         (d) Notwithstanding anything to the contrary contained in this Agreement, (i) Buyer and Valero agree that Seller shall have no liability or responsibility with respect to the UOP licenses referred to in Schedule 1.1-C of the Seller Disclosure Schedule beyond the payment to UOP, if required, of the Cure Amount with respect thereto (if any) and up to $1,500,000, and (ii) neither party hereto shall be entitled to recover from the other party hereto or from the Escrow Account any amount in respect of exemplary, punitive, special, indirect, consequential, remote, or speculative damages, including lost profits, but including, however, any incidental, consequential, indirect, special or punitive damages recovered by any third party pursuant to a claim that otherwise constitutes a Seller Covered Loss or Buyer Covered Loss.

         (e) All claims for indemnification under this Agreement (including under this Section 9.2) shall be asserted and resolved as follows:

             (A) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Person Claim") which could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Person Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of damages attributable to the Third Person Claim and the basis of the Indemnified Party's request for indemnification under this Agreement.

                      Within 30 days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to such Third Person Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Person Claim.

             (B) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article IX and that the Indemnifying Party elects to assume the defense of the Third Person Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Person Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.2(e)(B). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Person Claim), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Person Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Person Claim which the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Person Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Party pursuant to this Section 9.2(e) and shall bear its own costs and expenses with respect to such participation.

             (C) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to
                      Section 9.2(e)(B), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.2(e)(B) but fails to diligently and promptly prosecute or settle the Third Person

                      Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Person Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Person Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

             (D) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Person Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 60 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

             (E) Payments of all amounts owing by the Indemnifying Party pursuant to Sections 9.2(a) and 9.2(c) shall be made within 30 days after the latest of (i) the settlement of the Third Person Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Person Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

         Section 9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by Seller, Valero and Buyer.

         Section 9.4 Waiver. At any time prior to the Closing, either Seller, on the one hand, or Buyer and Valero, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party hereto to be bound thereby.

         Section 9.5 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by confirmed facsimile to the following numbers:

If to Seller, to:

Orion Refining Corporation
16701 Greenspoint Park Drive
Suite 145
Houston, Texas  77060
Attention:  Ms. Roberta Rossi
Telephone:  (832) 601-1022
Facsimile:  (832) 601-1021

with copies to:

Morris, Nichols, Arsht & Tunnell
1201 North Market Street, P.O. Box 1347
Wilmington, Delaware 19899-1347
Attention:  Mr. Robert Dehney
Telephone: (302) 575-7353
Facsimile: (302) 425-4673

and:

Vinson & Elkins L.L.P.
2300 First City Tower
Suite 2300
Houston, Texas 77002-6760
Attention:  Mr. Bruce R. Bilger
Telephone:  (713) 758-2614
Facsimile:  (713) 615-5429

If to Buyer or Valero, to:

Valero Refining--New Orleans, L.L.C.
Valero Energy Corporation
One Valero Place
San Antonio, Texas  78212
Attention:  Kim Bowers
Telephone:  (210) 370-2246
Facsimile:  (210) 370-5889

or to such other address or facsimile number as Seller or Buyer and Valero may, from time to time, designate in a written notice given in accordance with this
Section 9.5. Any such notice or communication shall be effective, (a) if delivered in person or by courier, upon actual receipt by the intended recipient, (b) if sent by facsimile transmission, upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during recipient's normal business hours, or (c) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         Section 9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 9.8 Entire Agreement. This Agreement (together with the Exhibits and the Seller Disclosure Schedule) constitutes the entire agreement of the parties hereto, and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof (other than the Confidentiality Agreement, which shall continue in full force and effect).

         Section 9.9 Assignment. This Agreement shall not be assigned by any party hereto except by operation of Law; provided that Buyer may assign this Agreement to a Subsidiary of Valero without consent if such assignment does not affect the timing or obtaining of any consents or approvals required for the transaction contemplated hereby and Buyer shall not by such assignment be relieved of its obligations hereunder or under applicable bankruptcy law; provided, further that Seller shall have the right to assign after Closing its rights to the Earn Out Payments. Any purported assignment of this Agreement in violation of this Section 9.9 shall be null and void.

         Section 9.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 9.11 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant, or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         Section 9.12 Disclosure Schedule. The Seller Disclosure Schedule has been arranged in schedules corresponding to the relevant Sections of this Agreement. Any matter disclosed by Seller in the Seller Disclosure Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed by Seller for purposes of each other Section of this Agreement to which such disclosure would reasonably relate.

         Section 9.13 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted, and enforced in accordance with, and governed by, the Laws of the State of Texas applicable to agreements made and to be performed wholly within such jurisdiction. Any judicial proceeding brought against any of the parties hereto with respect to this Agreement (i) during Seller's Bankruptcy shall be brought in the Bankruptcy Court, (ii) thereafter in any United States District Court or in any Texas State District court, in each case, in Houston, Texas, and any appellate court from any thereof, irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the parties hereto hereby consents to the exclusive personal jurisdiction of such court and waives any defense or opposition to such personal jurisdiction. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement.

         Section 9.14 Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         Section 9.15 Buyer's Like Kind Exchange. Purchase of the Assets may be part of a transaction intended to qualify as an exchange under Section 1031 of the Code. The Seller agrees to allow an assignment of the Buyer's interest in this Agreement to an exchange facilitator to effect the exchange, provided that such assignment does not affect the timing or obtaining of any consents or approvals required for the transaction contemplated hereby. Such assignment shall not relieve Valero of any of its rights and obligations hereunder and Valero's guarantee hereunder shall apply to such Buyer assignee's obligations hereunder. Seller further agrees to otherwise reasonably cooperate to accomplish such exchange. Seller makes no representations as to any particular Tax treatment that may be afforded to Buyer by reason of such assignment, and Seller shall not be obligated to pay any additional costs or incur any additional obligations hereunder as a result of such exchange. Buyer hereby agrees to pay all costs associated with such exchange and to indemnify and hold Seller harmless from and against any and all losses and Taxes arising out of such exchange.

such exchange and to indemnify and hold Seller harmless from and against any and all losses and Taxes arising out of such exchange.

                                    ARTICLE X

                               SPECIAL PROVISIONS

         Section 10.1 Motion to Approve Agreement and Transaction. Seller shall file in the Bankruptcy Court (i) on or before the Effective Date, a motion in substantially the form set forth in Exhibit 10.1 (or otherwise reasonably acceptable to Seller and Buyer) (a) seeking approval of this Agreement and the transactions contemplated herein pursuant to Sections 363 and 365 of the Bankruptcy Code, (b) seeking approval of the payment to Buyer of the Break-Up Fee pursuant to Section 10.2 of this Agreement, and (c) seeking authority for Seller to perform all its obligations under this Agreement. Seller shall use commercially reasonable efforts to obtain entry of an order in substantially the form set forth on Exhibit 10.2 (the "Sale Procedures Order") on or before fifteen days after the Effective Date and entry of an order in substantially the form set forth on Exhibit 10.3 on or before forty days after the Effective Date. If the order in substantially the form set forth on Exhibit 10.3 or an order in another form approving the sale of the Assets to Buyer in accordance with this Agreement, including that the transfer of the Assets shall be free and clear of Liens other than Closing Permitted Encumbrances, reasonably acceptable to Seller and Buyer (the "Sale Order"), is not entered on or before 75 days after the Effective Date, then Buyer shall have the right to terminate this Agreement, whereupon neither party shall have any further liability to the other (except with respect to items which expressly survive termination pursuant to the provisions hereof).

         Section 10.2 Break-Up Fee and Expense Reimbursement. If all or substantially all of the Assets are sold to a third party in connection with the Seller Bankruptcy, other than any such sale following either (a) a termination of this Agreement by Buyer or the exercise by Buyer of a right not to consummate the Closing because of the failure of a Closing Condition in Section 7.1(a) or
(b) or Section 7.3(c) or (e) to be satisfied or (b) a termination of this Agreement by Seller or the exercise by Seller of a right not to consummate the Closing because of the failure of a Closing Condition in Section 7.1(a) or (b) or Section 7.2 to be satisfied, then Buyer will be entitled to receive from Seller $17,000,000 plus reasonable, documented out of pocket fees and expenses not to exceed $1,000,000 in the event the Assets are sold to a third party payable by wire transfer in immediately available funds at the closing of such sale.

         Section 10.3 Disclosure. Except as required by the Sales Procedure Order and the Bankruptcy Code or other applicable law, Seller agrees that, from the date hereof and until the first to occur of the Closing Date or the termination of this Agreement in accordance with Article VIII, Seller, nor any of its officers, agents or other representatives shall, and Seller will direct and use its reasonable best efforts to cause each of such Persons not to, initiate or solicit, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a transaction involving all or any significant portion of the Assets. Subject to and in accordance with the Sale Procedures Order, Seller shall provide Buyer with the material terms of competing offers received (whether written or oral) at least two business days prior to any auction concerning the Assets or, in the event no auction is held, at least two business days prior to any hearing to consider entry of the Sale Order; provided, however, if any such competing offer is received prior to the qualifying bid deadline, Seller shall not be obligated to provide Buyer the identity of any such offeror until the bid deadline, and if any such competing offer is received after the qualifying bid deadline, Seller shall be obligated to provide Buyer the identity of any such offeror. Notwithstanding the preceding provisions of this Section 10.3, Seller may take any action or refrain from taking any action necessary to comply with Section 363 of the Bankruptcy Code and will not be deemed to be in breach of this Section 10.3 by taking such action or refraining from taking any action, including, without limitation: (a) the performance of all actions contemplated under the Sale Procedures Order; (b) responding to inquiries from potential acquirers of all or any significant portions of the Assets; (c) the provision of due diligence information and access to and the ability to inspect the Assets and the Business to potential acquirers of all or any significant portions of the Assets; (d) arranging for and conducting an auction with respect to all or any significant portions of the Assets; and (e) preparation and distribution to potential acquirers of marketing materials concerning all or any significant portions of the Assets.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                ORION REFINING CORPORATION


                                By:  /s/ S. Clark Johnson
                                   --------------------------------------------
                                Name:   S. Clark Johnson
                                Title:  President and Chief Executive Officer

                                VALERO REFINING--NEW ORLEANS, L.L.C.

                                By:  /s/ Michael S. Ciskowski
                                   --------------------------------------------
                                Name:   Michael S. Ciskowski
                                Title:  Executive Vice President

                                VALERO ENERGY CORPORATION

                                By:  /s/ Michael S. Ciskowski
                                   --------------------------------------------
                                Name:   Michael S. Ciskowski
                                Title:  Executive Vice President

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into as of June 13, 2003, by and among ORION REFINING CORPORATION, a Delaware corporation ("Seller"), VALERO ENERGY CORPORATION, a Delaware corporation ("Valero") and VALERO REFINING--NEW ORLEANS, L.L.C., a Delaware limited liability company ("Buyer").

                                    RECITALS

         Seller, Valero, and Buyer have entered into the Purchase and Sale Agreement dated as of May 13, 2003 (the "PSA"), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Assets (as defined in the PSA).

         Seller, Valero, and Buyer now desire to enter into this Amendment to amend certain provisions of the PSA and to set forth their further agreements with respect to certain matters.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants contained herein, the parties hereto agree as follows:

         Section 1. Definitions. Capitalized terms used but not otherwise defined in this Amendment have the meanings given such terms in the PSA.

         Section 2. Amendments to PSA. Section 9.2(d) of the PSA is hereby amended by replacing the comma immediately prior to clause (i) with a colon, formatting clauses (i) and (ii) as separate subparagraphs, and replacing subparagraph (i) in its entirety with the following:

                  "(i) Buyer and Valero agree that Seller shall have no liability or responsibility to Buyer or Valero, and that Buyer and Valero shall have no rights or remedies against Seller (or any of its employees or representatives), with respect to the Platforming Process License Agreement (the "Platforming License") with UOP LLC ("UOP") listed in Schedule 1.1(C) of the Seller Disclosure Schedule (whether under the representations, warranties, covenants, indemnities, conditions, or other provisions of this Agreement or otherwise, it being acknowledged by Buyer and Valero that (A) Seller has received a notice from UOP that Seller is in default under the Platforming License for failure to timely make required payments thereunder and a notice from UOP purporting to terminate the Platforming License for such default, and (B) UOP has filed a petition seeking certain injunctive and other relief and obtained a temporary restraining order to, inter alia, prohibit Seller's use and disclosure of UOP's proprietary platforming process and related technical information based on its purported termination of the Platforming License), except that, if Seller does not assign the Platforming License to Buyer at Closing, then, as Buyer's and Valero's exclusive remedy, the Purchase Price shall be reduced at Closing by $2,400,000 as follows: $1,800,000 in cash plus a number of shares of Preferred Stock having a stated value of $600,000; provided, however, that if Buyer increases the cash portion of the Purchase Price to be paid by Buyer by an amount equal to or greater than $600,000 in response to a Qualifying Bid from a third party in accordance with the Sale Procedures Order, such $600,000 reduction shall be a reduction in cash rather than in Preferred Stock. Accordingly, the failure to assign the Platforming

         License shall not constitute the failure to satisfy a condition to Closing hereunder (directly, as a result of such failure causing (l) any representation or warranty to be untrue or incorrect or (2) any covenant not to be performed or complied with, or otherwise), and Seller shall not have any obligation (through litigation or otherwise) to make any efforts or take any actions to remedy any default under, contest any termination of, or defend against any legal action with respect to the Platforming License or otherwise make any efforts or take any actions to maintain such license or to reinstate or otherwise obtain such license or any substitute therefor. Without limiting the foregoing, Seller shall have the right, in its sole and absolute discretion, in its bankruptcy proceedings to reject the Platforming License effective as of the Closing."

         Section 3. Representation and Warranty of Buyer and Valero. Each of Buyer and Valero hereby represent and warrant to Seller that neither Buyer nor Valero has any knowledge of any breach by Seller of any of its representations and warranties under the PSA as of the date of this Amendment.

         Section 4. No Other Amendments. Except as amended by this Amendment, the PSA remains in full force and effect as originally written.

         Section 5. Governing Law. This Amendment shall be construed (both as to validity and performance), interpreted, and enforced in accordance with, and governed by, the Laws of the State of Texas applicable to agreements made and to be performed wholly within such jurisdiction.

         Section 6. Counterparts. This Amendment may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    ORION REFINING CORPORATION


                                    By: /s/ S. Clark Johnson
                                       -----------------------------------------
                                    Name: S. Clark Johnson
                                    Title: President and Chief Executive Officer



                                    VALERO REFINING--NEW ORLEANS, L.L.C.


                                    By: /s/ Michael S. Ciskowski
                                       -----------------------------------------
                                    Name: Michael S. Ciskowski
                                    Title: Executive Vice President



                                    VALERO ENERGY CORPORATION

                                    By: /s/ Michael S. Ciskowski
                                       -----------------------------------------
                                    Name: Michael S. Ciskowski
                                    Title: Executive Vice President

                 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

         This SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment") is entered into as of July 1, 2003, by and among ORION REFINING CORPORATION, a Delaware corporation ("Seller"), VALERO ENERGY CORPORATION, a Delaware corporation ("Valero") and VALERO REFINING--NEW ORLEANS, L.L.C., a Delaware limited liability company ("Buyer").

                                    RECITALS

         Seller, Valero, and Buyer have entered into the Purchase and Sale Agreement dated as of May 13, 2003, as amended by the First Amendment to Purchase and Sale Agreement entered into as of June 13, 2003, by Seller, Valero, and Buyer (as so amended, the "PSA"), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, the Assets (as defined in the PSA).

         Seller, Valero, and Buyer now desire to enter into this Amendment to set forth their further agreements with respect to certain matters.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants contained herein, the parties hereto agree as follows:

         Section 1. Definitions. Capitalized terms used but not otherwise defined in this Amendment have the meanings given such terms in the PSA.

         Section 2. Coker Unit Repairs.

         (a) Buyer and Valero hereby agree and acknowledge that the Coker Unit at the Refinery is Operational and that the condition to Closing set forth in
Section 7.3(e) of the PSA is satisfied

         (b) The PSA is hereby amended by adding the following as a new Section 6.13:

                  "Section 6.13 Coker Unit Repairs.

                  (a) Buyer shall use its commercially reasonable best efforts to complete the remaining fireproofing, painting, and removal of demo wire and any other repairs (the "Outstanding Repairs") necessary to fully complete the repair of the damages to the Coker Unit resulting from the January 2003 casualty as promptly as practicable after the Closing and to collect amounts of insurance proceeds the right to receive which has been assigned to Buyer with respect to the cost of the Outstanding Repairs.

                  (b) At Closing, Buyer shall deliver to the Escrow Agent 20,000 shares of Preferred Stock that would otherwise be delivered to Seller under Section 3.2(d)(y) of the PSA. Each time that Buyer receives a payment of insurance proceeds with respect to Outstanding Repairs completed by Buyer, Preferred Stock having a stated value equal to the amount of such insurance proceeds promptly thereafter shall be released to Seller (rounded to the nearest share of Preferred Stock). If on the date that is two years after the

         Closing Date any Preferred Stock remains in such escrow, Preferred Stock having a stated value equal to the amount of costs actually incurred by Buyer in carrying out Outstanding Repairs with respect to which Buyer has not received insurance proceeds shall be released to Buyer, and Buyer shall assign to Seller the right to receive the insurance proceeds with respect to such costs. Any Preferred Stock thereafter remaining in such escrow (and any Common Stock into which such Preferred Stock has been converted prior to such release and any dividends or other funds, if any, in such escrow representing proceeds from such Preferred Stock) shall be released to Seller."

         Section 3. Section 9.2(d)(i)--UOP Platforming License. Section 9.2(d)(i) of the PSA is hereby amended by replacing it in its entirety with the following:

                  "(i) Buyer and Valero agree that Seller shall have no liability or responsibility to Buyer or Valero, and that Buyer and Valero shall have no rights or remedies against Seller (or any of its employees or representatives), with respect to the Platforming Process License Agreement (the "Platforming License") with UOP LLC ("UOP") listed in Schedule 1.1(C) of the Seller Disclosure Schedule (whether under the representations, warranties, covenants, indemnities, conditions, or other provisions of this Agreement or otherwise, it being acknowledged by Buyer and Valero that (A) Seller has received a notice from UOP that Seller is in default under the Platforming License for failure to timely make required payments thereunder and a notice from UOP purporting to terminate the Platforming License for such default, and (B) UOP has filed a petition seeking certain injunctive and other relief and obtained a temporary restraining order to, inter alia, prohibit Seller's use and disclosure of UOP's proprietary platforming process and related technical information based on its purported termination of the Platforming License), except that, if Seller does not assign the Platforming License to Buyer at Closing, then, as Buyer's and Valero's exclusive remedy, Buyer shall deliver to the Escrow Agent $1,800,000 of the Cash Purchase Price and 24,000 shares of Preferred Stock that would otherwise be delivered to Seller under Section 3.2(d)(x) and (y) of the PSA (such cash and Preferred Stock referred to herein as the "UOP Escrow"). If pursuant to an order of the Bankruptcy Court (or other court having jurisdiction) or the agreement of UOP, Seller transfers the Platforming License to Buyer and either pays or makes an adequate reserve for the payment of all Cure Amounts with respect to the Platforming License, the UOP Escrow shall be released to Seller. If the Bankruptcy Court (or such other court) fully and finally makes a determination the effect of which is that Seller cannot and will not be able to transfer the Platforming License (e.g. that the Platforming License was terminated by UOP), the UOP Escrow shall be released in full to Buyer. Following release of the UOP Escrow as provided in the immediately preceding sentences, no party shall have any remaining obligation to any of the other parties hereunder with respect to the Platforming License or the Dispute. Accordingly, the failure to assign the Platforming License shall not constitute the failure to satisfy a condition to Closing hereunder (directly, as a result of such failure causing (l) any representation or warranty to be untrue or incorrect or (2) any covenant not to be performed or complied with, or otherwise), and Seller shall not have any obligation (through litigation or otherwise) to make any efforts or take any actions to remedy any default under, contest any termination of, or defend against any legal action with respect to the Platforming License or otherwise make any efforts or take any actions to maintain such license or to reinstate or otherwise obtain such license or any substitute therefor. Without limiting the foregoing, Seller shall have the right, in its sole and absolute discretion, in its bankruptcy proceedings to reject the Platforming License effective as of the Closing."

         Section 4. Transition Services.

         (a) The PSA is hereby amended by adding the following as a new Section 6.14:

                  "Section 6.14 Transition Services. The parties hereto shall have the rights and obligations with respect to transition services specified in Schedule 6.14."

         (b) The PSA is hereby amended by adding Attachment 1 hereto to the PSA as a new Schedule 6.14.

         Section 5. Employee Transition Matters.

         (a) The PSA is hereby amended by adding the following as a new Section 6.15:

                  "Section 6.15 Employee Transition Matters. The parties shall have the rights and obligations with respect to employee transition matters specified in Schedule 6.15."

         (b) The PSA is hereby amended by adding Attachment 2 hereto to the PSA as a new Schedule 6.15.

         Section 6. Amendments with respect to Certain Excluded Assets.

         (a) The definition of "Excluded Assets" in the PSA is hereby amended by replacing the word "and" immediately prior to "(xv)" with a comma, and adding the following at the end of the definition immediately prior to the period:

         ", (xvi) scrap material from the January 2003 casualty in the Coker Unit at the Refinery, (xvii) the surplus equipment purchased by Seller for repairs to the Coker Unit at the Refinery and not used, and (xviii) the valves that were recently in the possession of LA Valves"

         (b) Section 6.11(a) of the PSA is hereby amended by adding the following as a new sentence at the end of such Section:

         Without limiting the generality of the foregoing, Buyer shall permit Seller to access the Refinery for purposes of removing the Excluded Assets described in items (xvi), (xvii) and (xviii) of the definition of Excluded Assets, and Seller shall remove such Excluded Assets from the Refinery within 45 days after the Closing Date and shall permit Buyer to observe, and shall provide Buyer with 48 hours prior notice of, such removal.

         Section 7. Amendments with respect to Assumed Contracts.

         (a) The definition of "Assumed Contracts" in the PSA is deleted in its entirety and replaced with the following:

                  "Assumed Contracts" means (i) those contracts listed on
Schedule 1.1-A of the Seller Disclosure Schedule to which Seller is a party related to the Assets or the Business, (ii) those contracts listed on Schedule 1.1-B of the Seller Disclosure Schedule, (iii) all rights of Seller as licensee under those licenses of intellectual property of another Person listed on
Schedule 1.1-C, together with all applications and registrations with respect thereto, to the extent used by Seller in connection with the ownership and operation of the Refinery, (iv) those spot feedstock purchase contracts and spot product sales contracts being assigned to Seller by MSCG pursuant to the Inventory Sale Agreement and vessel charters listed in Schedule 1.1-D of the Seller Disclosure Schedule, and (v) those additional contracts listed in
Schedule 1.1-E of the Seller Disclosure Schedule with respect to which Buyer is paying Cure Amounts.

         (b) Schedules 1.1-A, 1.1-B, and 1.1-C of the Seller Disclosure Schedules are hereby deleted in their entirety and replaced with Schedules 1.1-A, 1.1-B, 1.1-C, 1.1-D, and 1.1-E attached hereto as Attachment 3.

         (c) Section 6.9 of the PSA is hereby amended by adding the following sentence at the end of such Section:

         "Notwithstanding the foregoing, Buyer shall pay, and Seller shall have no obligation to pay, Cure Amounts as set forth in Exhibit B to the Sale Order with respect to the Assumed Contracts specified in Schedule 1.1-E to the Seller Disclosure Schedule, and Cure Amounts with respect thereto shall not constitute Pre-Closing Determined Cure Amounts."

         Section 8. Amendments to Exhibit 3.3(b). The last sentence of the body of Exhibit 3.3(b) to the PSA (the sentence immediately preceding Attachment A thereto) is hereby deleted in its entirety and replaced with the following:

         "Buyer agrees to cause all gasoline and motor fuels included in Inventory to be exported from the State of Louisiana on or before July 31, 2003, to provide appropriate documentation to such effect to Seller and MSCG promptly after each cargo/shipment is so exported and in any event within five business days after the last such cargo/shipment is so exported, and to indemnify Seller and MSCG for all liability, loss and expense (including any taxes, penalties, and interest) incurred as a result of Buyer's failure to perform its obligations in this sentence."

         Section 9. No Other Amendments. Except as amended by this Amendment, the PSA remains in full force and effect as originally written.

         Section 10. Governing Law. This Amendment shall be construed (both as to validity and performance), interpreted, and enforced in accordance with, and governed by, the Laws of the State of Texas applicable to agreements made and to be performed wholly within such jurisdiction.

         Section 11. Counterparts. This Amendment may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     ORION REFINING CORPORATION


                                     By:  /s/ R. M. Rossi
                                        ---------------------------------------
                                     Name:  Roberta M. Rossi
                                     Title:  Senior Vice President and General
                                             Counsel



                                     VALERO REFINING--NEW ORLEANS, L.L.C.


                                     By:  /s/ Kimberly S. Bowers
                                        ---------------------------------------
                                     Name:  Kimberly S. Bowers
                                     Title:  Vice President



                                     VALERO ENERGY CORPORATION

                                     By:  /s/ Kimberly S. Bowers
                                        ---------------------------------------
                                     Name:  Kimberly S. Bowers
                                     Title:  Vice President